                                                                       EXHIBIT 3


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             INFOSEEK CORPORATION,

                             INFOSEEK CORPORATION,

                             STARWAVE CORPORATION,

                                      AND

                            DISNEY ENTERPRISES, INC.

                           DATED AS OF JUNE 18, 1998
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                               TABLE OF CONTENTS

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 ARTICLE I FORMATION OF HOLDING COMPANY AND SUBSIDIARIES ...............     1
    1.1  Organization of Holding Company................................     1
    1.2  Directors and Officers of the Holding Company..................     2
    1.3  Organization of Merger Subsidiaries............................     2
    1.4  Actions of Directors and Officers..............................     2
    1.5  Actions of Parent and Company..................................     2
    1.6  The Mergers....................................................     2
    1.7  The Closing....................................................     3
    1.8  Directors......................................................     3
    1.9  Officers.......................................................     3
    1.10 Merger Sub Stock...............................................     3
    1.11 Cancellation of Holding Company Capital Stock..................     3
    1.12 Conversion of Parent Stock.....................................     3
    1.13 Treasury Stock.................................................     4
    1.14 Conversion of Company Common Stock.............................     4
    1.15 Exchange Agent.................................................     5
    1.16 Holding Company to Provide Common Stock........................     5
    1.17 Exchange Procedures............................................     5
    1.18 Dividends, Fractional Shares, Etc. ............................     5
    1.19 Certain Definitions............................................     6
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND DEI ......     7
    2.1  Organization of the Company....................................     8
    2.2  Subsidiaries...................................................     8
    2.3  Company Capital Structure......................................     8
    2.4  Authority......................................................     9
    2.5  No Conflict....................................................     9
    2.6  Consents.......................................................    10
    2.7  Company Financial Statements and Controls......................    10
    2.8  No Undisclosed Liabilities.....................................    10
    2.9  No Changes.....................................................    10
    2.10 Tax Matters....................................................    11
    2.11 Restrictions on Business Activities............................    13
    2.12 Title of Properties; Absence of Liens and Encumbrances;
          Condition of Equipment........................................    13
    2.13 Intellectual Property..........................................    14
    2.14 Agreements, Contracts and Commitments..........................    16
    2.15 Interested Party Transactions..................................    16
    2.16 Governmental Authorization.....................................    17
    2.17 Litigation.....................................................    17
    2.18 Minute Books...................................................    17
    2.19 Environmental Matters..........................................    17
    2.20 Brokers' and Finders' Fees; Third Party Expenses...............    18
    2.21 Employee Benefit Plans; Compensation; Labor Matters............    18
    2.22 Insurance......................................................    19
    2.23 Compliance with Laws...........................................    19
    2.24 Warranties; Indemnities........................................    19
    2.25 Ownership of Parent Stock......................................    20
    2.26 Claims for Losses..............................................    20
    2.27 Capital Summary Statements.....................................    20
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 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT...................... A-20
    3.1  Organization, Standing and Power.................................  A-20
    3.2  Parent Subsidiaries..............................................  A-20
    3.3  Authority; No Conflict; Consents.................................  A-20
    3.4  Parent Capital Structure.........................................  A-21
    3.5  SEC Documents; Parent Financial Statements.......................  A-21
    3.6  No Undisclosed Liabilities.......................................  A-22
    3.7  No Material Adverse Effect.......................................  A-22
    3.8  Brokers' and Finders' Fees.......................................  A-22
    3.9  Litigation.......................................................  A-22
    3.10 Taxes............................................................  A-22
    3.11 Employee Benefit Plans; Compensation.............................  A-23
    3.12 Compliance with Laws.............................................  A-25
    3.13 Agreements, Contract, Commitments................................  A-25
    3.14 Intellectual Property............................................  A-25
    3.15 Real Property....................................................  A-26
    3.16 Interested Party Transactions....................................  A-26
    3.17 Restrictions on Business Activities..............................  A-26
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................ A-27
    4.1  Conduct of the Parties...........................................  A-27
    4.2  No Solicitation..................................................  A-29
    4.3  No HSR Violation.................................................  A-31
 ARTICLE V ADDITIONAL AGREEMENTS........................................... A-31
    5.1  Registration Statement; Preparation of Joint Proxy Statement.....  A-31
    5.2  Shareholder Meetings.............................................  A-33
    5.3  Cooperation; Access to Information...............................  A-33
    5.4  Confidentiality..................................................  A-33
    5.5  Expenses.........................................................  A-33
    5.6  Public Disclosure................................................  A-34
    5.7  Consents.........................................................  A-34
    5.8  FIRPTA Compliance................................................  A-34
    5.9  Reasonable Efforts...............................................  A-34
    5.10 Notification of Certain Matters..................................  A-34
    5.11 Voting Agreements................................................  A-34
    5.12 Director Nominees................................................  A-34
    5.13 Non-Competition..................................................  A-34
    5.14 Regulatory Filings; Reasonable Efforts...........................  A-35
    5.15 Additional Documents and Further Assurances......................  A-35
    5.16 Employees........................................................  A-35
    5.17 Form S-8.........................................................  A-35
    5.18 Director Action with Respect to Option Plans.....................  A-35
    5.19 Directors' Insurance and Indemnification.........................  A-35
    5.20 Stock Listing....................................................  A-35
    5.21 Certain Tax Matters..............................................  A-35
    5.22 Non Solicitation of Company Employees............................  A-39
    5.23 Net Worth Test...................................................  A-39
    5.24 Compliance with Laws.............................................  A-39
    5.25 Share and Warrant Ownership......................................  A-40
    5.26 Parent Option Grants.............................................  A-40
    5.27 ABC News/Starwave Partners.......................................  A-40
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    5.28 Funding of Ventures .............................................  A-40
    5.29 Third Party Agreements...........................................  A-40
    5.30 Adoption of Option and Employee Stock Purchase Plans.............  A-41
 ARTICLE VI CONDITIONS TO THE MERGER ...................................... A-41
    6.1  Conditions to Obligations of Each Party .........................  A-41
    6.2  Conditions to Obligations of Company and DEI ....................  A-41
    6.3  Conditions to the Obligations of Parent and Holding Company .....  A-42
 ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION .. A-43
    7.1  Survival of Representations and Warranties ......................  A-43
    7.2  Indemnification .................................................  A-43
    7.3  Claims Against DEI for Indemnification ..........................  A-44
    7.4  Resolution of Conflicts; Arbitration ............................  A-44
    7.5  Third-Party Claims ..............................................  A-45
    7.6  Exclusive Remedy ................................................  A-45
    7.7  Indemnification For Taxes .......................................  A-45
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ........................... A-46
    8.1  Termination .....................................................  A-46
    8.2  Effect of Termination ...........................................  A-48
    8.3  Termination Fees ................................................  A-48
    8.4  Amendment .......................................................  A-49
    8.5  Extension; Waiver ...............................................  A-49
 ARTICLE IX GENERAL PROVISIONS ............................................ A-49
    9.1  Notices .........................................................  A-49
    9.2  Interpretation ..................................................  A-50
    9.3  Counterparts ....................................................  A-51
    9.4  Entire Agreement; Assignment ....................................  A-51
    9.5  Severability ....................................................  A-51
    9.6  Other Remedies ..................................................  A-51
    9.7  Governing Law ...................................................  A-51
    9.8  Rules of Construction ...........................................  A-51
    9.9  Attorneys Fees ..................................................  A-51
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                                     A-iii

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 18, 1998 among Infoseek Corporation., a California corporation ("Parent"), Infoseek Corporation, a newly organized Delaware Corporation ("Holding Company"), Starwave Corporation, a Washington corporation (the "Company"), and Disney Enterprises, Inc., a Delaware corporation and the majority shareholder of the Company ("DEI").

                                   RECITALS

  A. The Boards of Directors of each of the constituent companies hereto believe it is in the best interests of each company and their respective shareholders to consummate the reorganization (the "Reorganization") provided for herein, pursuant to which Holding Company, will acquire all of the capital stock of each of Parent and the Company through the mergers of the Merger Subsidiaries (as defined in Section 1.3) with and into each of the Parent and the Company.

  B. For federal income tax purposes, it is intended that (i) the Parent Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, (the "Code") and/or as an exchange under the provisions of
Section 351 of the Code and (ii) that the Company Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the Code and/or as an exchange under the provisions of Section 351 of the Code.

  C. Concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, certain shareholders of the Company and Parent are each entering into a shareholders agreement providing for certain voting and other restrictions with respect to shares of Parent Common Stock (as defined in Section 1.12(a)) upon the terms and conditions specified therein.

  D. Concurrently with the execution hereof, in order to induce the Company to enter this Agreement, certain shareholders of Parent and DEI are each entering into a shareholders agreement providing for certain voting and other restrictions with respect to shares of Company Common Stock, upon the terms and conditions specified therein; and Parent and DEI (or one of its Affiliates) have entered into certain Transaction Agreements (as defined in
Section 2.4).

  E. The Company and DEI, on the one hand, and Parent and Holding Company, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                 Formation of Holding Company and Subsidiaries

  1.1 Organization of Holding Company. The Certificate of Incorporation and Bylaws of the Holding Company shall be in such forms as shall be mutually determined by Parent and DEI; provided that the Certificate of Incorporation of Holding Company shall be amended to be substantially in the form of the Articles of Incorporation of Parent and to preserve the existing rights afforded to shareholders thereunder (subject to any changes required in accordance with the provisions of Delaware General Corporate Law). The Certificate of Incorporation of Holding Company will additionally be amended to provide that the authorized capital stock of Holding Company shall consist initially of shares of common stock, no par value (the "Holding Company Common Stock") and shares of preferred stock, no par value (the "Holding Company Preferred Stock").


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  1.2 Directors and Officers of the Holding Company. Subject to Section 5.12,
the directors and officers of the Holding Company shall be designated by Parent. Each officer and director shall remain in office until his or her successor is elected.

  1.3 Organization of Merger Subsidiaries. As promptly as practicable following the execution of this Agreement, Parent shall cause the following companies to be organized for the sole purpose of effectuating the Parent Merger and the Company Merger contemplated herein:

    (i) Indigo Acquisition Corp., a corporation organized under the laws of the State of California ("Merger Sub A"). The Articles of Incorporation and Bylaws of Merger Sub A shall be in such forms as shall be determined by the Parent and reasonably acceptable to DEI as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub A shall initially consist of 1,000 shares of common stock, no par value, which shall be issued to Holding Company at a price of $1.00 per share;

    (ii) Starwave Acquisition Corp., a corporation organized under the laws of the State of Washington ("Merger Sub B" and, together with Merger Sub A, the "Merger Subsidiaries" which will conduct no business activity that is unrelated to the Mergers). The Articles of Incorporation and Bylaws of Merger Sub B shall be in such forms as shall be determined by the Parent and reasonably acceptable to DEI as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub B shall initially consist of 100 shares of common stock, par value $.01 per share, which shall be issued to Holding Company at a price of $1.00 per share.

  1.4 Actions of Directors and Officers. As promptly as practicable following the execution of this Agreement, the Parent shall designate the directors and officers of Merger Sub A and Merger Sub B. The Parent shall cause (i) Holding Company to elect the directors of the Merger Subsidiaries, (ii) the directors of Merger Sub A and Merger Sub B to elect their respective officers, (iii) the directors of Holding Company to ratify and approve this Agreement and to approve the forms of the Merger Agreements (as defined below), (iv) the Merger Agreements to be executed on behalf of the parties thereto, and (v) the directors and officers of the Merger Subsidiaries to take such steps as may be necessary or appropriate to complete the organization of the Merger Subsidiaries and to approve the Merger Agreements.

  1.5 Actions of Parent and Company. As promptly as practicable following the execution of this Agreement, as the holders of all of the outstanding shares of capital stock of Holding Company, the Parent shall cause Holding Company to ratify and approve this Agreement, and shall cause Holding Company, as the sole shareholder of each of the Merger Subsidiaries, to adopt the Merger Agreements. The Parent shall cause Holding Company and the Merger Subsidiaries to perform their respective obligations under this Agreement and the Merger Agreements.

  1.6 The Mergers. Pursuant to Plans of Merger, in forms to be mutually agreed upon by the Parent and the Company (sometimes hereinafter referred to individually as the "Parent Merger Agreement" and the "Company Merger Agreement", respectively, and collectively as the "Merger Agreements"), which Parent Merger Agreement and Company Merger Agreement shall upon such mutual agreement be attached hereto as Exhibit A-1 and Exhibit A-2, respectively, upon the terms and subject to the conditions set forth in this Agreement and in the Merger Agreements:

    (a) Merger Sub A shall be merged with and into Parent (the "Parent Merger") in accordance with the applicable provisions of the laws of the State of California. Parent shall be the surviving corporation in the Parent Merger and shall continue its corporate existence under the laws of the State of California. As a result of the Parent Merger, Parent shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Parent Merger shall be as set forth in the Parent Merger Agreement.

    (b) Merger Sub B will be merged with and into the Company (the "Company Merger"), in accordance with the applicable provisions of the laws of the State of Washington. The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of

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  Washington. As a result of the Company Merger, the Company shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Company Merger shall be as set forth in the Company Merger Agreement. The term "Mergers" shall mean the Parent Merger and the Company Merger, each of which shall occur on the same date and which are intended to constitute a single transaction.

    (c) The term "Effective Time" shall mean the time and date which is the later of (i) the date and time of the filing of the Certificate of Merger relating to the Parent Merger with the Secretary of State of the State of California (or such other date and time as may be specified in such certificate as may be permitted by California law) and (ii) the date and time of the filing of a Certificate of Merger by the Secretary of State of the State of Washington with respect to the Company Merger (or such other date and time as may be specified in such certificate as may be permitted by Washington law).

  1.7 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement and the Merger Agreements (the "Closing") shall take place (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.8 Directors. The directors of Parent immediately prior to the Effective Time shall be the directors of the surviving corporation of the Parent Merger as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. The directors of Merger Sub A and the directors of Merger Sub B immediately prior to the Effective Time shall be the directors of the surviving corporation of the Parent Merger and the Company Merger, respectively, as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  1.9 Officers. The officers of Parent and the Company immediately prior to the Effective Time shall be the officers of the surviving corporations of the Parent Merger and the Company Merger, respectively, as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  1.10 Merger Sub Stock. At the Effective Time, each share of the common stock of Merger Sub A outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of common stock of the surviving corporation of the Parent Merger. At the Effective Time, each share of the common stock of Merger Sub B outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the surviving corporation of the Company Merger.

  1.11 Cancellation of Holding Company Capital Stock. At the Effective Time, each share of the capital stock of Holding Company issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and the amounts paid by Parent for such shares shall be returned by Holding Company to Parent.

  1.12 Conversion of Parent Stock.

  (a) Subject to Section 1.12 (b), at the Effective Time, each share of common stock, no par value, of Parent ("Parent Common Stock") issued and outstanding at the Effective Time shall be converted into one share of Holding Company Common Stock. Upon such conversion, all such shares of Parent Common Stock shall be canceled and cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Holding Company Common Stock.

  (b) Notwithstanding anything in this Section 1.12 to the contrary, shares of Parent Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Parent Merger and who shall have properly exercised and perfected their rights of appraisal for such shares in the manner provided by California Corporation Law and who, as of the

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Effective Time, shall not have effectively withdrawn or lost such dissenters rights (collectively, the "Parent Dissenting Shares") shall not be converted into or represent the right to receive the consideration for Parent Common Stock pursuant to this Section 1.12, but the holder shall only be entitled to such rights as are granted by applicable law. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for Parent Common Stock.

  (c) At the Effective Time, each outstanding option or right to purchase shares of Parent Common Stock (a "Parent Option") shall be contributed and assumed by Holding Company in such manner that it is converted into an option to purchase shares of Holding Company Common Stock, as provided below. Following the Effective Time, each such Parent Option shall be exercisable upon the same terms and conditions as then are applicable to such Parent Option, except that (i) each such Parent Option shall be exercisable for that number of shares of Holding Company Common Stock equal to the product obtained by multiplying the number of shares of Parent Common Stock that were issuable upon exercise in full of such assumed Parent Option immediately prior to the Effective Time by one, and (ii) the per share exercise price for the shares of Holding Company Common Stock issuable upon exercise of such assumed Parent Option shall be equal to the exercise price per share of Parent Common Stock at which such Parent Option was exercisable immediately prior to the Effective Time. It is the intention of the parties that, to the extent that any such Parent Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Parent Stock Options provided by this Section 1.12(c) satisfy the conditions of
Section 424(a) of the Code.

  1.13 Treasury Stock. At the Effective Time, each share of Parent Common Stock which is held in the treasury of Parent immediately prior to the Effective Time shall, by virtue of the Mergers, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  1.14 Conversion of Company Common Stock.

  (a) At the Effective Time each issued and outstanding share of Company Capital Stock, $0.01 par value, shall be converted, without any action on the part of the holders hereof, into the right to receive, upon surrender of a certificate representing such share of Company Capital Stock in the manner provided in Section 1.17, that number of shares of Holding Company Common Stock equal to the Exchange Ratio.

  (b) Notwithstanding anything contained in this Section 1.14 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Company Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  (c) Notwithstanding anything in this Section 1.14 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Company Merger and who shall have properly exercised and perfected their rights of appraisal for such shares in the manner provided by the Washington Business Corporation Act (the "WCL") and who, as of the Effective Time, shall not have effectively withdrawn or lost such dissenters rights ( collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration for Company Capital Stock pursuant to Section 1.14, but the holder shall only be entitled to such rights as are granted by applicable law. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive that number of shares of Holding Company Common Stock equal to the Exchange Ratio. The Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for payment in exercise of a shareholder's dissenters' rights) and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the surviving corporation of the Company Merger shall,

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except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment in exercise of a shareholder's dissenters' rights.

  (d) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock (a "Company Option") shall be transferred to and assumed by Holding Company in such manner that it is converted into an option to purchase shares of Holding Company Common Stock, as provided below. Following the Effective Time, each such Company Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Holding Company Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Holding Company Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this
Section 1.14(d) satisfy the conditions of Section 424(a) of the Code.

  1.15 Exchange Agent. Parent shall appoint a reputable institution, reasonably acceptable to DEI, to serve as exchange agent (the "Exchange Agent") in the Mergers.

  1.16 Holding Company to Provide Common Stock. Promptly after the Effective Time, Holding Company shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Holding Company Common Stock issuable pursuant to Article I in exchange for all of the outstanding shares of Company Capital Stock.

  1.17 Exchange Procedures. On the Closing Date or as soon thereafter as practicable, the Shareholders may surrender the certificates representing their Company Capital Stock (the "Company Stock Certificates") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will promptly deliver to the holder of such Company Stock Certificate (other than the holders of Dissenting Shares) in exchange therefor, subject to Section 1.18, the number of shares of Holding Company Common Stock issuable in exchange for such Company Stock Certificate pursuant to this Article I, and the Company Stock Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate (other than certificates representing Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes and subject to Section 1.18, to evidence only the right to receive shares of Holding Company Common Stock issuable in accordance with this Article I.

  1.18 Dividends, Fractional Shares, Etc.

  (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Holding Company Common Stock shall be paid with respect to any shares of Company Capital Stock represented by a Company Stock Certificate, until such Company Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the Holding Company Stock Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holding Company Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holding Company Common Stock, less the amount of any withholding taxes which may be required thereon.

  (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of Parent or the Company of the shares of Parent Common Stock or Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the surviving corporations of the Parent Merger or the Company Merger, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement and the Merger Agreements in accordance with the procedures set forth in this Article I. Subject to applicable law, Company Stock Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person agreeing to comply with the provisions of Rule 145 under the Securities Act.

  (c) No fractional shares of Holding Company Common Stock shall be issued pursuant to the Company Merger. In lieu of the issuance of any fractional share of Holding Company Common Stock pursuant to the Company Merger, cash adjustments will be paid to holders in respect of any fractional share of Holding Company Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the average closing price of Parent Common Stock for the ten (10) trading days ending on the trading day prior to the Closing Date.

  (d) None of the Parent, the Company, the Holding Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Parent Common Stock or Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) In the event that any Company Stock Certificate (other than certificates representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such person of a bond in such reasonable amount as Holding Company may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable merger consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Holding Company Common Stock deliverable in respect thereof pursuant to this Agreement and the Company Merger Agreement.

  1.19 Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

    "Closing Balance Sheet" shall mean the estimated unaudited consolidated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (except that such unaudited consolidated balance sheet does not contain the footnotes required by GAAP) and in good faith and based upon the accounting procedures and methodologies utilized in preparing the Year-End Financials and the Interim Financials.

    "Company Capital Stock" shall mean shares of Company Common Stock and shares of any other capital stock of the Company.

    "Company Common Stock" shall mean shares of Class A Common Stock and the Class B Common Stock of the Company.

    "Company Options" shall mean all issued and outstanding options, warrants, and other rights to acquire or receive Company Capital Stock (whether or not vested).

    "Estimated Net Worth" shall equal the Net Worth of the Company as set forth on the Closing Balance Sheet.

    "Exchange Ratio" shall equal the quotient obtained by dividing (i) 28,138,000 by (ii) the sum of: (x) the aggregate number of Total Outstanding Company Shares and (y) the aggregate number of shares of Company Capital Stock subject to Company Options outstanding as of the Effective Time.

    "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis for the relevant entity.

    "Merrill Lynch" shall mean Merrill Lynch, Pierce, Fenner & Smith
  Incorporated.

    "Net Worth" shall equal total consolidated assets of the Company minus total consolidated liabilities of the Company, each as determined in accordance with GAAP, as of the close of business on the Closing Date.

    "Net Worth Target" shall mean $5 million.

    "Parent Common Stock" shall mean shares of the common stock, no par value, of Parent.

    "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

    "DEI Taxes" shall mean (i) all Taxes relating to any period (or portion of any period) ending on or prior to the Closing Date of the Company or its Subsidiaries including those attributable to their assets, operations or employees for any period (or portion of any period) ending on or prior to the Closing Date (not including any Tax incurred other than in the ordinary course of business after the Effective Time on the Closing Date), including without limitation any Taxes of the Company or any such Subsidiaries arising as a result of the Company Merger or the Company's or any Subsidiary of the Company during such period ceasing to be a member of a consolidated, combined, or unitary group during such period, (ii) any liability of the Company or any of its Subsidiaries that is attributable to any consolidated, combined or unitary group of which the Company or any of its Subsidiaries is a member prior to the Closing Date under Treas. Reg.
  Section 1.1502-6 (or any comparable provision of foreign, state or local law) or (iii) any liability of the Company or any of its Subsidiaries for any period (or portion thereof) ending prior to the Effective Time under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement entered into on or prior to the Effective Time, other than this Agreement, or the Tax Sharing Agreement attached hereto as Exhibit E (the Tax Sharing Agreement"); provided, however, that notwithstanding anything in this Agreement to the contrary, DEI Taxes shall not include any Taxes
  (i) for which Parent and Holding Company are required to indemnify DEI pursuant to Section 7.7 hereof, or (ii) which Parent has agreed to share pursuant to Section 5.21(a)(iii) hereof.

    "Total Outstanding Company Shares" shall be the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

                                  ARTICLE II

             Representations and Warranties of the Company and DEI

  Each of the Company and DEI hereby, jointly and severally, represents and warrants to Parent and Holding Company, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company and DEI to Parent (the "Disclosure Schedule"), on the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

  2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under Washington Law. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each of the Subsidiaries (as defined in Section 2.2 below) of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate or other applicable power to own its properties and to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction outside of the jurisdiction of its formation in which the failure to be so qualified would have a Material Adverse Effect. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity referred to, together with its subsidiaries, taken as a whole ("Material Adverse Effect"). The Company has delivered a true and correct copy of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and has delivered a true and correct copy of the charter or other organizational documents of each of its Subsidiaries, each as amended to date, to Parent.

  2.2 Subsidiaries. Except as set forth in Section 2.2 of the Disclosure Schedule, the Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. The entities set forth in Section 2.2 of the Disclosure Schedule are, except as otherwise set forth in such section of the Disclosure Schedules hereinafter occasionally referred to individually as a "Subsidiary" and, collectively, as the "Subsidiaries." Section 2.2 of the Disclosure Schedule also sets forth or references the form and percentage interest of the Company in the Subsidiaries and, to the extent that a Subsidiary set forth thereon is not wholly owned by the Company, lists the other person, persons, entity or entities who have an interest in such Subsidiary and references the percentage of such interest.

  2.3 Company Capital Structure.

  (a) The authorized capital stock of the Company consists of 250,000,000 shares of authorized Class A Common Stock of which 57,316,042 shares are issued and outstanding as of the date hereof and 80,000,000 shares of authorized Class B Common Stock, of which 39,869,348 shares are issued and outstanding as of the date hereof. As of the Effective Time, the number of outstanding shares of Company Capital Stock shall not exceed 97,185,390 shares, except for such number of shares issued pursuant to Company Options after the date hereof and through to the Effective Time. As of the date hereof, the Company Capital Stock is held by the persons and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

  (b) Except for the Company's Option Plans, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 86,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plans of which options to purchase 18,639,114 shares of Company Capital Stock have been issued as of the date hereof of which 10,003,812 shares remain subject to options unexercised as of the date hereof. On June 13, 1998, the Company's Board of Directors granted options to purchase 1,084,450 shares of Class A Common Stock to the individuals indicated on Section 2.3(b) of the Disclosure Schedule. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting or Company Options. Section 2.3(b) of the Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested as of the most recent practicable date, and sets forth the name of the holder of any Company Options, the number of shares of Company Capital Stock subject to such Company Option and the vesting schedule for such Company Option, including the extent vested to date. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or interests in any Subsidiary, as the case may be, or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement which are not set forth on Schedule 2.3(b). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary. Except as contemplated by this Agreement, to the Company's and DEI's Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary. For purposes of this Agreement, "Knowledge" shall mean actual knowledge of the person (which in the case of a corporation shall mean only the executive officers or directors of such corporation and which, in the case of the Company, shall be deemed to be each of the following persons: Thomas Phillips, Patrick Naughton, Michael Slade, Curt Blake, and Barbara Thompson, after reasonable investigation; provided, however, that Knowledge shall not constitute a representation or warranty that such investigation has in fact been made and, for such purposes, "reasonable investigation" shall mean inquiry of or consultation with the directors and executive officers of the respective party but no other independent investigation.

  2.4 Authority. Each of the Company and DEI has all requisite power and authority to enter into this Agreement and any Transaction Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and DEI, and no further action is required on the part of the Company or DEI to authorize the Agreement, any Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. DEI has granted and delivered to Parent irrevocable proxies, and such proxies are sufficient to permit Parent to approve the Company Merger and all other matters required to be approved by the Company's Shareholders in connection herewith; provided, however, that such proxies shall not limit DEI's ability to vote for directors of the Company. This Agreement and the Merger have been approved unanimously by the Board of Directors of the Company. This Agreement and any Transaction Agreements to which the Company or DEI is a party have been duly executed and delivered by the Company or DEI, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company and DEI, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Transaction Agreements" shall mean all of the agreements executed and delivered in connection with the transactions contemplated hereby by Parent, the Company, DEI and certain affiliates of the Company and DEI (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (the "Affiliates") and dated as of the date hereof, including, without limitation, the ABCNews/Starwave Management and Services Agreement, the ESPN/Starwave Management and Services Agreement, the Representation Agreement by and among ESPN/Starwave Partners, Starwave Corporation and Parent and the Representation Agreement by and among ABC/Starwave Partners, Starwave Corporation and Parent (such Representation Agreements, the "Representation Agreements").

  2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and any Transaction Agreements to which the Company or DEI is a party by either the Company or DEI, as the case may be, do not, and the performance and consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles or Certificate of Incorporation or Bylaws of the Company, or DEI, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company, any Subsidiary, or DEI or any of their material properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Subsidiary, or DEI or their respective material properties or assets.

  2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company any Subsidiary, or DEI in connection with the execution and delivery of this Agreement and any Transaction Agreements to which the Company, or DEI is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) the filing of the Merger Agreement with the Secretary of State of the State of Washington,
(iii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the approval of the Merger by the Company's Shareholders and (v) any other such filings or approvals as may be required under Washington State Law. For purposes of this Agreement, "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi- governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

  2.7 Company Financial Statements and Controls.

  (a) Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheet as of September 28, 1997 and the related audited consolidated statements of income and cash flows for the nine-month periods ended September 28, 1997 and the twelve-month period ended December 31, 1996 (the "Year-End Financials") and the Company's unaudited consolidated balance sheets as of March 31, 1998, and the related unaudited consolidated statements of income and cash flows for the six months ended March 31, 1998 (the "Interim Financials"). Except as otherwise set forth in Section 2.7 of the Disclosure Schedule, the Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other. The Year-End Financials and Interim Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated Subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount. The Company's unaudited consolidated balance sheet as of March 31, 1998 included in the Interim Financials shall be hereinafter referred to as the "Current Balance Sheet."

  (b) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

  2.8 No Undisclosed Liabilities. Except (i) as reflected in the Current Balance Sheet, or (ii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1998, the Company and its Subsidiaries have no liability, indebtedness, obligation, or claim of any type, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP or that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

  2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Agreements, since March 31, 1998 to the date of this Agreement, there has not been, occurred or arisen:

    (a) amendments or changes to the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, or to the charter or other organizational documents of any Subsidiary;

    (b) capital expenditure or commitment by the Company or any Subsidiary, exceeding $100,000 individually or $500,000 in the aggregate;

    (c) destruction of, damage to or loss of any material assets of the Company or any Subsidiary (whether or not covered by insurance);

    (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

    (e) revaluation exceeding $100,000 individually or $500,000 in the aggregate by the Company or any Subsidiary of any of its assets;

    (f) declaration, setting aside or payment of a dividend or other distribution with respect to the Company's capital stock or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

    (g) material increase in the salary, bonuses or other payment or compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors, employees or consultants, other than routine increases in the ordinary course of business consistent with past practices;

    (h) sale, lease, license or other disposition of any of the assets or properties with a value of $100,000 or more of the Company or any Subsidiary or any creation of any security interest in such assets or properties, in each case, other than in the ordinary course of business consistent with past practices;

    (i) loan by the Company or any Subsidiary to any person or entity, or the incurring by the Company or any Subsidiary of any indebtedness (other than trade payables or other ordinary course liabilities consistent with past practices), guaranteeing by the Company or any Subsidiary of any indebtedness (other than in the ordinary course of business), issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others;

    (j) waiver or release of any right or claim with a value of $100,000 or more individually or $500,000 or more in the aggregate of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

    (k) issuance or sale, or contract to issue or sell, by the Company or any of its Subsidiaries of any shares of its capital stock or other equity interests or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for options to purchase capital stock of the Company granted to employees of the Company, which such issuance has been described in Section 2.3(b) of the Disclosure Schedule;

    (l) any event or condition of any character that has had a Material Adverse Effect on the Company; or

    (m) negotiation or agreement by the Company, any of its Subsidiaries or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Transaction Agreements).

  2.10 Tax Matters.

  (a) Tax Definitions.

    (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause
  (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under

  Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (ii) "Cash Payment Agreements" means the Promotional Services Agreement, the License Agreement and the Promissory Note.

    (iii) "Final Determination" means a determination as defined in section 1313(a) of the Code or any other event which finally and conclusively establishes the amount of any liability for Taxes.

    (iv) "Management" means the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and any other officer of a corporation having a comparable level of decision-making responsibility.

    (v) "Other Property or Money" means other property or money within the meaning of section 351(b) and/or section 356 of the Code.

    (vi) "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

    (vii) "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

    (viii) "Taxing Authority" means any federal, state, local, foreign or other body that imposes any Tax.

  (b) Tax Returns and Audits. Except as set forth in Section 2.10(b) of the Disclosure Schedule:

    (i) As of the Effective Time, Company and Company Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all material (as to the Company) required federal, state, local and foreign returns, estimates, information statements and reports required to be filed (required federal, state, local and foreign returns, estimates, information statements and reports relating to any person are collectively referred to hereinafter as "Returns") relating to any and all Taxes concerning or attributable to the Company and Company Subsidiaries or their operations and such Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is hereby made regarding the size or availability of the net operating losses of the Company or its Subsidiaries.

    (ii) As of the Effective Time, the Company and Company Subsidiaries (A) will have paid (or caused to be paid) all material (as to the Company) Taxes the Company or any of its Subsidiaries is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Company and Company Subsidiaries all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the operations of the Company and Company Subsidiaries for the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period from the date of the Current Balance Sheet to the Effective Time other than in the ordinary course of business.

    (iii) There has been no delinquency in the payment of any Tax with respect to the Company, its Subsidiaries or their operations, nor is there any Tax deficiency outstanding, assessed or proposed with respect to the operations of the Company or its Subsidiaries, nor has DEI, the Company, or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Company or its Subsidiaries.

    (iv) No audit or other examination of any Return relating to Taxes with respect to the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

    (v) The Company and its Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

    (vi) There are (and there will be immediately following the Effective
  Time) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort
  (collectively, "Liens") on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable or delinquent.

    (vii) None of the Company's or its Subsidiaries' assets are treated as "tax-exempt use property", within the meaning of Section 168(h) of the Code.

    (viii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (ix) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement and the Tax Sharing Agreement.

    (x) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

  (c) Compensation Taxes. There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any service provider or former service provider to the Company or any Subsidiary, which as a result of the Mergers, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  2.11 Restrictions on Business Activities. Except as set forth in Section
2.11 of the Disclosure Schedule, there is no material agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company or its Subsidiaries which has the effect of prohibiting any material current business practice of the Company or its Subsidiaries, any material acquisition of property (tangible or intangible) by the Company or its Subsidiaries or the conduct of material business by the Company or its Subsidiaries. Without limiting the foregoing, neither the Company nor its Subsidiaries has entered into any material agreement under which the Company or its Subsidiaries is materially restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to, customers or potential customers or any class of customers, in any material geographic area, during any material period of time or in any material segment of the market. After the date hereof, with respect to each agreement listed on
Section 2.11 of the Disclosure Schedule, each of DEI and the Company agrees to use commercially reasonable efforts (including using reasonable efforts to cause its officers, divisions and affiliates) to modify or amend such agreements as reasonably requested by Parent (provided such efforts shall not include any material expenditures) and as reasonably necessary to eliminate any conflict with the proposed business of Holding Company.

  2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

  (a) Neither the Company nor its Subsidiaries own(s) any real property, and has never owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of its Subsidiaries. All such current leases are in full force and effect in accordance with their respective terms, and neither the Company nor its Subsidiaries is in material default under any of such leases.

  (b) Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) for Taxes not yet due and payable or delinquent, and (iii) where such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  (c) The Company and its Subsidiaries have valid and enforceable rights, free and clear of any Liens (except Liens for Taxes not yet due and payable or delinquent), of all advertising, hosting and content customer files and other advertising, hosting and content customer information relating to advertising, hosting and content of the Company's and its Subsidiaries' current and former customers as are material for the conduct of the Company's business as currently conducted (the "Customer Information").

  2.13 Intellectual Property.

  (a) For the purposes of this Agreement, the following terms have the following definitions:

    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; and (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, all rights of publicity and privacy, and (vii) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

    "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

    "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

  (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

  (c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company or any of its Subsidiaries, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent and Liens that do not materially interfere with the Company's use of Intellectual Property. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company (i) is the exclusive owner or has valid and enforceable rights to use of all trademarks and trade names used in connection with the operation or conduct of the business of the Company or any of its Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of its Subsidiaries and (ii) is the exclusive owner of or has valid and enforceable rights to use, all copyrighted works that are Company or its Subsidiaries' products or other works of authorship used in connection with the operation or conduct of the business of the Company or any of its Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Company or any of its Subsidiaries.

  (d) Except as set forth in Section 2.13(d) of the Disclosure Schedule and except for any transfer, grants or authorizations that do not have a Material Adverse Effect, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

  (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the material Intellectual Property used in and necessary to the conduct of the Company's and its Subsidiaries' businesses as currently conducted by the Company and its Subsidiaries, including, without limitation, the design, development, distribution, manufacture, use, import, license and sale of the products, technology and services of by the Company and its Subsidiaries (including products, technology or services currently under development). Except as set forth in Section 2.13(e) of the Disclosure Schedule, no person who has licensed Intellectual Property to the Company or any of its Subsidiaries has material ownership rights or license rights to improvements made by the Company or any of its Subsidiaries in such Intellectual Property which has been licensed to the Company or any of its Subsidiaries.

  (f) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(f) of the Disclosure Schedule include all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property.

  (g) Except as set forth in Section 2.13(g) of the Disclosure Statement, the operation of the business of the Company and its Subsidiaries as it currently is conducted by the Company and its Subsidiaries (including but not limited to the design, development, distribution, use, import, manufacture, license and sale of the products, technology or services (including products, technology or services currently under development) of the Company or any of its Subsidiaries does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any person or that the Company or any of its Subsidiaries has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or DEI have Knowledge of any basis therefor).

  (h) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

  (i) Except as set forth in Schedule 2.13(i) of the Disclosure Schedule, there are no material contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute to the Knowledge of the Company or DEI regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

  (j) Except as set forth in Schedule 2.13(j) of the Disclosure Schedule, the Company has no currently pending claim against any person for infringing or misappropriating any Company Intellectual Property.

  (k) Except as set forth in Section 2.13(k) of the Disclosure Schedule, no Company Intellectual Property or product, technology or service of the Company or any of its Subsidiaries which is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

  (l) No (i) product, technology, service or publication of the Company or any of its Subsidiaries (ii) material published or distributed by the Company or any of its Subsidiaries is obscene, defamatory, or constitutes false advertising or otherwise violates any law or regulation.

  2.14 Agreements, Contracts and Commitments.

  (a) Except as set forth in Sections 2.11, 2.13(f), or 2.14(a) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

    (i) any fidelity or surety bond or completion bond,

    (ii) any lease of personal property having a value individually in excess of $50,000 individually or $100,000 in the aggregate,

    (iii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000 individually or $500,000 in the aggregate,

    (iv) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise, in each case with a value of more than $100,000 individually or $500,000 in the aggregate and occurring outside the ordinary course of the Company's or any of its Subsidiaries' business,

    (v) any mortgages, indentures, loans or credit agreements, security agreements, guarantees, or other agreements or instruments relating to the borrowing of money or extension of credit (other than between the Company and DEI),

    (vi) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate,

    (vii) any material distribution, joint marketing or development agreement, or

    (viii) any other agreement, contract or commitment that involves $100,000 or more and is not cancelable without penalty within sixty (60) days.

  (b) The Company and each of its Subsidiaries is in compliance in all material respects with and has not, in any material respect, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment required to be listed on Section 2.11, 2.13, or 2.14(a) of the Disclosure Schedule (collectively a "Contract"), nor does the Company or DEI have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, to the Knowledge of the Company and DEI, is not subject to any material default thereunder by any party obligated to the Company or its Subsidiaries pursuant thereto. The Company and each of its Subsidiaries has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Mergers or for such Contracts to remain in effect without material modification after the Closing. Following the Effective Time, each of the Company and its Subsidiaries will be permitted to exercise all of their respective rights under each Contract then in effect without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

  2.15 Interested Party Transactions. To DEI's and the Company's Knowledge, no officer or director of the Company has directly or indirectly, (i) an interest in any entity which furnishes or sells, services, products or technology that are the same as any products, services, or technologies that the Company or any of its Subsidiaries furnishes or sells and that constitute a material part of the Company's or its Subsidiaries' business, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services that are material in nature to the Company's or its Subsidiaries' business or (iii) a beneficial interest in any Contract; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

  2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company and each of its Subsidiaries by a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest, in each case the absence of which would have a Material Adverse Effect (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets, in each case except to the extent that would not result in a Material Adverse Effect on the Company.

  2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit or proceeding of any nature pending, or, to the Company's or DEI's Knowledge, threatened, against the Company or any of its Subsidiaries, their properties or any of their officers or directors, nor, to the Knowledge of the Company or DEI, is there any reasonable basis therefor. To the Company's and DEI's Knowledge, there is no investigation pending or threatened against the Company or any of its Subsidiaries, their properties or any of their officers or directors (nor, to the Knowledge of the Company and DEI, is there any reasonable basis therefor) by or before any Governmental Body.

  2.18 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company.

  2.19 Environmental Matters.

  (a) Hazardous Material. Each of the Company and its Subsidiaries has not:
(i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies used in the ordinary course of business. No Hazardous Materials are present as a result of the deliberate actions of the Company or any of its Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. The Company has not illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (excluding office and janitorial supplies used in the ordinary course of business) in violation of any law in effect on or before the Effective Time, nor has the Company or any of its Subsidiaries illegally disposed of, transported, sold, or manufactured any product containing a Hazardous Material (excluding office and janitorial supplies used in the ordinary course of business) (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities").

  (c) Permits. Each of the Company and its Subsidiaries currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or DEI's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or its Subsidiaries. Neither the Company nor DEI has Knowledge of any fact or circumstance which would reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

  2.20 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

  2.21 Employee Benefit Plans; Compensation; Labor Matters.

  (a) For purposes of this Section 2.21, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
  (o) of the Code and the regulations thereunder, provided that DEI and its Affiliates, other than the Company and its subsidiaries, shall not be deemed an Affiliate of the Company for these purposes.

    (ii) "Employee Plan" shall refer to any plan, program, policy, contract, or agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock- related awards, or fringe benefits, or other employee benefits of any kind, written or otherwise, funded or unfunded, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

    (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any of its Subsidiaries.

    (iv) "Employee Agreement" shall refer to each employment, severance or retention agreement or contract between the Company or any Affiliate and any Employee;

  (b) Schedule. Section 2.21(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

  (c) Documents. The Company has provided access to Parent to correct and complete copies of each Employee Plan and each Employee Agreement including all amendments thereto.

  (d) Employee Plan/Employee Agreement Compliance. Except as set forth in
Section 2.21(d) of the Disclosure Schedules, (i) the Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan has been established and maintained in material conformity with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) there are no actions, suits or claims pending, or, to the Knowledge of the Company or its Affiliates threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; and (iv) there are no inquiries or proceedings pending or, to the Knowledge of the Company or its Affiliates, threatened by the IRS or DOL with respect to any Employee Plan.

  (e) Pension Plans. The Company or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (f) Multi-Employer Plans. At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Employee Plan that is a "multi-employer plan" as defined in Section 3(37) of ERISA.

  (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and except as may otherwise be provided under any agreement listed on Section 2.21(b) of the Disclosure Schedule, the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (i) Employment Matters. Except as set forth in Section 2.22(i) of the Disclosure Schedule, the Company (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

  (j) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company or DEI, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the Company's or DEI's Knowledge threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company, any of its Subsidiaries, Parent or Sub. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Company, any of its Subsidiaries, Parent, Sub or any Affiliate. Neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

  2.22 Insurance. As of the date hereof, the Company is insured against such losses and risks and in such amounts as are customary in the business in which it is engaged and the policies providing such insurance are in full force and effect.

  2.23 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any material foreign, federal, state or local statute, law or regulation.

  2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.13, and
2.14 of the Disclosure Schedule and (ii) the Company's "shrink wrap" commercial end-user license agreements, neither the Company nor any Subsidiary has given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company or any Subsidiary.

  2.25 Ownership of Parent Stock. None of DEI, its affiliates, Company or any of their Subsidiaries or Affiliates beneficially owns as of the date hereof any shares of Parent Capital Stock (other than immaterial amounts through employee benefit plans of DEI or the Company over which neither DEI nor the Company exercises any voting power).

  2.26 Claims for Losses. DEI has no outstanding claims for Losses (as defined in the Stock Purchase Agreement as such term is defined in Section 7.2 of this Agreement) nor does it have any other action, suit or proceeding of any nature pending, or to DEI's Knowledge, threatened against Company, their properties or any of their officers or directors.

  2.27 Capital Summary Statements. Schedule 2.27 of the Company Disclosure Schedule sets forth the unaudited Capital Summary Statement of each holder of a Partnership Interest (as such term is defined in each of the ABC News/Starwave and ESPN/Starwave Partnership Agreements dated as of March 28, 1997 (the "Partnership Agreements") as of May 31, 1998 (the "Capital Summary Statement")). (The partnerships formed under such Partnership Agreements are referred to herein as the "Partnerships".) The Capital Summary Statement presents accurately the allocation of profits and loss among the capital accounts of the Partnership Interest holders since inception and is correct in all material respects. The Capital Summary Statement reflects an allocation of losses of 60% to the Company and 40% to the other partner, in each case. Also such allocations of profit and loss have been properly made in accordance with the Partnership Agreements.

                                  ARTICLE III

                   Representations and Warranties of Parent

  Parent represents and warrants to the Company and DEI, subject to such exceptions as are specifically disclosed in the Disclosure Schedule supplied by Parent to DEI and the Company (the "Parent Disclosure Schedule"), as of the date hereof as follows:

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Holding Company is, and the Merger Subsidiaries will be as of the Effective Time, corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Parent and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has delivered a true and correct copy of the Articles of Incorporation and Bylaws of Parent, as amended to date, to counsel for the Company and DEI. Each of the Subsidiaries as defined in Section 3.2 below of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate or other applicable power to own its property and to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing each jurisdiction outside of the jurisdiction of its formation of which the failure to be so qualified would have a Material Adverse Effect. Parent has made available the true and correct copy of the charter and by laws or other organizational document of each of its Subsidiaries, each as amended to date, to the Company.

  3.2 Parent Subsidiaries. Except as set forth in Section 3.2 of Parent Disclosure Schedule, Parent does not have, and has never had, any subsidiaries, in each case that would be required to be listed as a "Subsidiary" in exhibits to the periodic reports of Parent under the Exchange Act. The entities set forth in Section 3.2 of Parent Disclosure Schedule are hereinafter occasionally referred to individually as a "Parent Subsidiary" and, collectively as the "Parent Subsidiaries." Section 3.2 of Parent Disclosure Schedule also sets forth the form and percentage interest of Parent in the Parent Subsidiaries and, to the extent that a Parent Subsidiary set forth thereon is not wholly owned by Parent, lists the other person or persons, or entity or entities, who have an interest in such Parent Subsidiary and the percentage of such interest.

  3.3 Authority; No Conflict; Consents. Each of Parent and Parent Subsidiaries has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Parent Subsidiaries, and no further action is required on the part of Parent or Parent Subsidiaries to authorize the Agreement, any Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Parent's shareholders. This Agreement, the Transaction Agreements and the Merger have been approved by the Board of Directors of Parent. This Agreement and the Transaction Agreements to which Parent or Parent Subsidiaries is a party have been duly executed and delivered by Parent or Parent Subsidiaries, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Parent Subsidiaries, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by each of Parent and Parent Subsidiaries, as the case may be, of this Agreement and the Transaction Agreements do not, and the performance and consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the Articles or Certificate of Incorporation, Bylaws or other organizational documents of Parent or Parent Subsidiary, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any Parent Subsidiary, or any of their properties or assets, are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary or their respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent or any Parent Subsidiaries in connection with the execution and delivery of this Agreement and any Transaction Agreements to which Parent or Parent Subsidiaries are a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger for the Company Merger with the Secretary of State of the State of Washington and the Agreement of Merger, for the Parent Merger with the Secretary of State of the State of California, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) any applicable filings required under the HSR Act, (iv) the approval of the Merger by Parent's shareholders and (v) any other such filings or approvals as may be required under Washington Law.

  3.4 Parent Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, no par value, of which 31,414,015 shares were issued and outstanding as of June 12, 1998, and 5,000,000 shares of undesignated Preferred Stock, no par value, of which no shares are issued or outstanding. All such shares of Parent have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles or Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Parent's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Parent or Parent Subsidiaries. Except as contemplated by this Agreement, to Parent's Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of Parent or Parent Subsidiaries.

  3.5 SEC Documents; Parent Financial Statements. Parent has furnished the Company with a true and complete copy of all of its filings with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Documents"). Each of the SEC Documents when filed, was true and correct and did not omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading in each case, except as superseded in any subsequent filings. The SEC Documents contain an audited consolidated balance sheet of Parent as of December 31, 1997 and the related audited consolidated statements of income and cash flow for the year then ended and Parent's unaudited consolidated balance sheet as of March 31, 1998 filed as an exhibit to Parent's Current Report on Form 8-K, dated as of May 22, 1998 (the "Parent Balance Sheet"), and the related unaudited consolidated statements of income and cash flow for the three-month period then ended (collectively, the "Parent Financials"). The Parent Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and are consistent with each other. The Parent Financials present fairly the consolidated financial condition and consolidated operating results and cash flows of the Parent as of the dates and during the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments, which will not be material in amount. The Parent and each of its Parent Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

  3.6 No Undisclosed Liabilities. Except (i) as reflected in the Parent Balance Sheet, (ii) as set forth on Section 3.6 to the Parent Disclosure Schedules, or (iii) with respect to any matter arising in the ordinary course of business consistent with past practices since March 31, 1998, Parent and Parent Subsidiaries have no liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate are required to be reflected or reserved against on the consolidated balance sheet of Parent and Parent Subsidiaries in accordance with GAAP, or that, individually or in the aggregate, would have a Material Adverse Effect. In addition, since March 31, 1998, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to Parent's capital stock or any material change in accounting methods practices by Parent or any Parent Subsidiary.

  3.7 No Material Adverse Effect. Since the date of the Parent Balance Sheet, there has not occurred any event or condition of any character that has had a Material Adverse Effect on Parent.

  3.8 Brokers' and Finders' Fees. Except for those fees payable to Merrill Lynch & Co. as financial advisor to Parent, neither Parent nor Parent Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.9 Litigation. Except as set forth on Section 3.9 of the Parent Disclosure Schedule, there is no action, suit or proceeding of any nature pending, or, to the Parent's Knowledge, threatened, against the Parent or any of Parent Subsidiaries, their properties or any of their officers or directors, nor, to the Knowledge of the Parent, is there any reasonable basis therefor. To the Parent's Knowledge, there is no investigation pending or threatened against Parent or any of its Subsidiaries, their properties or any of their officers or directors (nor, to the Knowledge of the Parent, is there any reasonable basis therefor) by or before any Governmental Body. No Governmental Body has at any time challenged or questioned the legal right of Parent or any of Parent's Subsidiaries to conduct its operations as presently or previously conducted.

  3.10 Taxes.

  (a) Tax Returns and Audits.

    (i) As of the Effective Time, Parent and Parent Subsidiaries will have prepared and timely filed (or caused to be prepared and timely filed) all material (as to Parent) required federal, state, local and foreign Returns, relating to any and all Taxes concerning or attributable to the Parent and Parent Subsidiaries or their operations and such Returns shall be true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Notwithstanding the foregoing, no representation is hereby made regarding the size or availability of the net operating losses of Parent or the Parent Subsidiaries;

    (ii) As of the Effective Time, Parent and Parent Subsidiaries (A) will have paid (or caused to be paid) all material (as to Parent) Taxes that Parent or any of Parent's Subsidiaries is required to pay and will have withheld (or caused to be withheld) with respect to employees of the Parent and Parent Subsidiaries all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Parent Financials, all Taxes attributable to the operations of the Parent and Parent Subsidiaries for the periods covered by the Parent Financials and will not have incurred any liability for Taxes for the period from the date of the Parent Balance Sheet to the Effective Time other than in the ordinary course of business;

    (iii) There has been no delinquency in the payment of any Tax with respect to Parent, any Parent Subsidiaries, or their operations, nor is there any Tax deficiency outstanding, assessed or proposed with respect to the operations of Parent or the Parent Subsidiaries, nor has Parent or the Parent Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax relating to the Parent or Parent Subsidiaries;

    (iv) No audit or other examination of any Return relating to Taxes with respect to the Parent is presently in progress, nor has Parent been notified in writing of any request for such an audit or other examination;

    (v) There are (and there will be immediately following the Effective
  Time) no Liens on the assets of the Parent or Parent Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable or delinquent;

    (vi) Neither Parent nor any of the Parent Subsidiaries is a party to any Tax sharing, Tax indemnification or Tax allocation agreement nor does Parent or any of the Parent Subsidiaries owe any amount under any such agreement, other than this Agreement and the Tax Sharing Agreement;

    (vii) Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or a Parent Subsidiary.

    (viii) Parent and its Subsidiaries have made available to Company or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for Parent filed for all periods since its inception.

  (b) Compensation Taxes. There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any service provider or former service provider to the Parent or any Parent Subsidiary, which as a result of the Mergers, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  3.11 Employee Benefit Plans; Compensation.

  (a) For purposes of this Section 3.11, the following terms shall have the meanings set forth below:

    (i) As used in this Section 3.11, "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

    (ii) As used in this Section 3.11, "Employee Plan" shall refer to any plan, program, policy, contract, agreement or other arrangement providing for bonuses, severance or retention payments or benefits, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards or fringe benefits of any kind, written or otherwise, funded or unfunded, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Parent or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Parent or any Affiliate has or may have any material liability, contingent or otherwise; and

    (iii) As used in this Section 3.11, "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of Parent or any Parent Subsidiary.

    (iv) As used in this Section 3.11, "Employee Agreement" shall refer to each employment, severance, retention, agreement or contract between the Parent or any Affiliate and any Employee;

  (b) Employee Plan Compliance. (i) Parent has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and each Employee Plan and Employee Agreement has been established and maintained in material conformity with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) there are no actions, suits or claims pending, or, to the Knowledge of Parent or its Affiliates threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent, Parent Subsidiary or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); and (v) there are no inquiries or proceedings pending or, to the Knowledge of the Parent or its Affiliates, threatened by the IRS or DOL with respect to any Employee Plan.

  (c) Pension Plans. Parent or any of its Affiliates does not now, nor have they ever, maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (d) Multi-Employer Plans. At no time has Parent or any of its Affiliates contributed to or been requested to contribute to any Employer Plan that is a "multi-employer plan" as defined in Section 3(37) of ERISA.

  (e) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option or restricted stock vesting acceleration, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (g) Employment Matters. Parent (i) is in compliance in all material respects with all material applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees.

  (h) Labor. No work stoppage or labor strike against Parent or Parent Subsidiaries is pending, or to the Knowledge of the Parent, threatened. Parent Subsidiaries is not involved in, or to its Knowledge threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Parent or Parent Subsidiaries. Parent has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in any material liability to the Parent, Parent Subsidiaries or any Affiliate. None of Parent or any Parent Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Parent.

  3.12 Compliance with Laws. Parent and Parent Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

  3.13 Agreements, Contract, Commitments. Parent and each Parent Subsidiary is in compliance in all material respects with and has not, in any material respects, breached, violated or defaulted under or received notice that it has breached, violated or defaulted in such manner under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment that is included in any Securities Act or Exchange Act filing as a "Material Contract" (collectively "Parent Contracts"), nor does Parent have Knowledge of any event that would cause such a breach, violation or default with the lapse of time, giving of notice or both. Each Parent Contract is in full force and effect and, to the Knowledge of Parent, is not subject to any material default thereunder by any party obligated to Parent or Parent Subsidiaries pursuant thereto. Parent and each Parent Subsidiary has obtained, or will obtain prior to Closing Date, all necessary consents, waivers and approvals of parties to any Parent Contract as are required thereunder in connection with the Mergers or for such Contracts to remain in effect without material modification after the Effective Time.

  3.14 Intellectual Property.

  (a) For purposes of this Agreement, the following terms have the following definitions:

    "Parent Intellectual Property" shall mean any Intellectual Property owned by or exclusively licensed to Parent (including, without limitation, Patent Number 5,751,956 ("Method and Apparatus for Redirection of Server External Hyper-Link References") (the "Click-On Patent").

  (b) Section 3.14(b) of the Parent Disclosure Schedule lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Registered Intellectual Property of Parent.

  (c) Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule, each item of Parent Intellectual Property, and all Intellectual Property licensed to Parent or any of its Subsidiaries, is free and clear of any Liens, except for Liens for Taxes not yet due and payable or delinquent and Liens that do not materially interfere with the Parent's use of Intellectual Property. Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule, Parent (i) is the exclusive owner or has valid and enforceable rights to use all trademarks and trade names used in connection with the operation or conduct of the business of Parent or any of the Parent Subsidiaries as currently conducted, including the sale of any products or technology or the provisions of any services by Parent or any of the Parent Subsidiaries and (ii) is the exclusive owner of or has valid and enforceable rights to use all copyrighted works that are Parent or the Parent Subsidiaries products or any works of authorship used in connection with the operation or conduct of the business of the Parent or any of the Parent Subsidiaries as currently conducted, including the sale of any products or technology or the provision of any services by the Parent or any of the Parent Subsidiaries.

  (d) Except as set forth in Section 3.14(d) of the Parent Disclosure Schedule and except for any transfers, grants or authorizations that do not have Material Adverse Effect, Parent has not transferred ownership of or granted any license of or the right to use or authorized the retention of any rights to use any Intellectual Property that is or was Parent Intellectual Property, to any other person.

  (e) Parent has valid and enforceable rights in all of the material Intellectual Property used in and necessary to the conduct of Parent's and its Subsidiaries' businesses as currently conducted by Parent and its Subsidiaries. No person who has licensed Intellectual Property to Parent or any of its Subsidiaries has material ownership rights or license rights to improvements made by Parent or any of its Subsidiaries in such Intellectual Property which has been licensed to Parent or any of its Subsidiaries.

  (f) Except as set forth in Section 3.14(f) of the Parent Disclosure Schedule, the operation of the business of Parent and Parent Subsidiaries as it currently is conducted does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the law of any jurisdiction, and neither Parent nor any of Parent Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology services currently under development) of Parent or any of Parent Subsidiaries infringes or misappropriate the Intellectual Property of any person or that the Parent or any of its Subsidiaries has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does Parent have Knowledge of any basis therefor).

  (g) To Parent's Knowledge, there is no prior art that would compromise the validity of the Click-On Patent under any subsection of 35 U.S.C. Section 102. Parent has no Knowledge of any public knowledge or use anywhere, by anyone, of the subject matter disclosed in the Click-On Patent before the invention date. Parent has no Knowledge of the subject matter disclosed in the Click-On Patent having been patented or described anywhere in a printed publication by anyone before the invention date. Parent has no Knowledge of the subject matter disclosed in the Click-On Patent having been in public use or on sale anywhere, by anyone, before February 22, 1995.

  (h) All necessary registration, maintenance and renewal fees in connection with Registered Intellectual Property of Parent have been paid and all necessary documents and certificates in connection with Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property when commercially reasonable.

  (i) There are no material contracts, licenses or agreements between Parent and any other person with respect to Parent Intellectual Property under which there is any material dispute to the Knowledge of Parent regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Parent thereunder.

  (j) Parent has no currently pending claim against any person for infringing or misappropriating any Parent Intellectual Property.

  (k) No Parent Intellectual Property or product, technology or service of Parent or any of its Subsidiaries which is material to the conduct of the business of Parent or any of its Subsidiaries as currently conducted is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by Parent or may affect the validity, use or enforceability of such Parent Intellectual Property.

  3.15 Real Property. Neither Parent nor any Parent Subsidiary owns any real property nor has it ever owned any real property.

  3.16 Interested Party Transactions. To Parent's Knowledge, no executive officer or director of Parent is a party to any transactions required to be disclosed under Item 404 of Regulation S-K of the Securities Act that have not been disclosed in the SEC Documents.

  3.17 Restrictions on Business Activities. Except as set forth in the Parent Disclosure Schedule, there is no material agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Parent is a party or otherwise binding upon Parent or its Subsidiaries which has the effect of materially prohibiting any material current business practice of Parent or its Subsidiaries, any material acquisition of property (tangible or intangible) by Parent or its Subsidiaries or the conduct of material business by Parent or its Subsidiaries. Without limiting the foregoing, neither Parent nor its Subsidiaries has entered into any material agreement under which Parent or its Subsidiaries is materially restricted from selling, licensing or otherwise distributing any of its material technology or products to or providing services to, customers or potential customers or any class of customers, in any material geographic area, during any material period of time or in any material segment of the market.

                                  ARTICLE IV

                      Conduct Prior to the Effective Time

  4.1 Conduct of the Parties.

  (a) Conduct of Business of the Company and its Subsidiaries. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI or their Affiliates of even date herewith and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of the Company and DEI agrees (except to the extent that Parent shall otherwise have previously consented in writing), to carry on the Company's and its Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (unless such debts and Taxes are the subject of a dispute that the Company is actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that the Company is actively seeking to resolve), and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact the Company's and its Subsidiaries' present business organizations, keep available the services of the Company's and its Subsidiaries' present officers and key employees and preserve the Company's and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's and its Subsidiaries' goodwill and ongoing businesses at the Effective Time; provided, however, that neither the Company nor DEI shall be deemed in breach of this Section 4.1 because of attrition, if any, among the Company employees which may occur as a result of the transactions contemplated hereby, so long as each of the Company and DEI use all reasonable efforts to retain such employees at the Company. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, without the prior written consent of Parent pursuant to a request made in accordance with the notice provisions set forth in Section 9.1 of this Agreement (which written consent will be granted or denied within seventy two (72) hours of receipt of such notice by Parent, provided that any failure to reply within such time period will be deemed as non-consent, and which consent will not be unreasonably withheld).

    (i) Other than in the ordinary course of business, consistent with past practices, sell or enter into any material license agreement with respect to the Company Intellectual Property with any person or entity or buy or enter into any material license agreement with respect to the Intellectual Property of any person or entity;

    (ii) Other than in the ordinary course of business, consistent with past practices, sell or transfer to any person or entity any material rights to the Company Intellectual Property;

    (iii) Other than in the ordinary course of business, consistent with past practices, enter into or materially amend any Contract pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products or technology of the Company or any Subsidiary, it being understood that the granting of exclusive rights to any third party shall not be considered practices in the ordinary course of business.

    (iv) Materially amend or otherwise materially modify (or agree to do so), except in the ordinary course of business, or intentionally violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

    (v) Settle any litigation for an amount in excess of $100,000 in any single case;

    (vi) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or any other equity interests, as applicable, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or any other equity interests of the Company, as applicable, in respect of, in lieu of or in substitution for shares of capital stock of the Company or any other equity interests, as applicable, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or any Subsidiary or other equity interests as applicable, of any Subsidiary (or options, warrants or other rights exercisable therefor);

    (vii) Other than the Company's issuance of approximately 1,100,000 options to employees of the Company in accordance with the resolutions of the Company's Board adopted on June 13, 1998 and any other grants of options to purchase Company Common Stock (with an exercise price equal to fair market value of the Company Stock at the date of option grant) granted to employees in the ordinary course of business consistent with past practices, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or any other equity interests, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or any other equity interests of the Company or any of its Subsidiaries, as applicable, or other convertible securities of the Company or any of its Subsidiaries.

    (viii) Cause or permit any amendments to its Articles or Certificate of Incorporation or Bylaws, or any amendments to its other organizational documents;

    (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or except in the ordinary course otherwise acquire or agree to acquire any assets, in each case involving an investment in excess of $100,000, individually or $500,000 in the aggregate;

    (x) Without limiting any other provisions of clause 4.1(a)(i) above, sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices, and except in the case of properties or assets of less than $100,000 individually or $500,000 in the aggregate;

    (xi) Except for advances and short-term loans provided by DEI or its Affiliates to fund operating losses incurred in the ordinary course of business consistent with past practice (whether evidenced by a written instrument (which the Company may execute at any time) or only reflected on the financial statements (including without limitation the Closing Balance Sheet, if then outstanding) and books and records of the Company) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for obligations not exceeding $100,000 individually or $500,000 in the aggregate;

    (xii) Grant any loans to others or purchase debt securities of others or materially amend the terms of any outstanding loan agreement to others;

    (xiii) Grant any severance, retention, or termination pay (i) to any director or officer or (ii) to any other Employee except in each case payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule or payments not exceeding $250,000 in the aggregate after the date hereof;

    (xiv) Adopt any Employee Plan, or enter into any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its Employees other than routine increases and promotions in the ordinary course of business, consistent with past practices;

    (xv) Revalue any of its assets with a value in excess of $100,000 individually or $500,000 in the aggregate, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (xvi) Except with respect to Taxes, pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities;

    (xvii) Except with respect to Tax Returns to be filed for the taxable year ending September 30, 1997, (i) make or change any material election in respect of Taxes relating to the operations of the Company and its Subsidiaries, or, (ii) adopt or change any accounting method in respect of Taxes except as required by law;

    (xviii) Other than in the ordinary course of business consistent with past practice, enter into any strategic alliance;

    (xix) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

    (xx) Hire any material number of employees or terminate any of the Company's key employees, or encourage employees to resign;

  Take, or agree to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  (b) Conduct of Business of the Parent. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI or its affiliates of even date herewith and the several transactions contemplated hereby and thereby, Parent shall conduct its business in accordance with the terms and conditions as described in the Governance Agreement entered into of even date herewith. Except as otherwise contemplated by this Agreement, the Transaction Agreements and the other agreements by and between Parent and DEI and/or their Affiliates of even date herewith and the several transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise have previously consented in writing), to carry on Parent's and its Subsidiaries' respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Parent and its Subsidiaries when due (unless such debts and Taxes are the subject of a dispute that Parent is actively seeking to resolve), to pay or perform other obligations when due (unless such obligations are the subject of a dispute that Parent is actively seeking to resolve), and, to the extent consistent with such businesses, use their reasonable efforts consistent with past practice and policies to preserve intact Parent's and its Subsidiaries' present business organizations, keep available the services of Parent's and its Subsidiaries' present officers and key employees and preserve Parent's and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving Parent's and its Subsidiaries' goodwill and ongoing businesses at the Effective Time.

  4.2 No Solicitation.

  (a) From and after the date hereof, the Company and DEI shall not, and shall not authorize or permit any of their respective parent corporations, subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, their "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of the Company or any of its Subsidiaries, from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any such Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, (1) the Company and DEI may comply with applicable securities laws and regulations and (2) after a
Section 4.2 Notice (as defined below), if any, has been delivered to the Company by Parent, and prior to the time the Company's stockholders shall have voted to approve this Agreement, the Company may:

    (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business, properties and assets if and only to the extent that:

      (1) (a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of the Company's securities that is financially superior to the Company Merger and the transactions contemplated in connection with the Company Merger and not subject to any financing condition, as determined in good faith in each case by the Company's board of directors after consultation with its financial advisors (a "Company Superior Proposal"), and (b) the Company's board of directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is consistent with its fiduciary duties under applicable law, and

      (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (y) provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between Parent and TWDC; and/or

    (ii) recommend to its shareholders that they accept a Company Superior Proposal from a third party, provided that the conditions set forth in clauses 4.2(a)(i)(1)and 4.2(a)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Company Superior Proposal, this Agreement is terminated pursuant to Section 8.1(i) or 8.1(j), as applicable.

  (b) From and after the date hereof, Parent shall not, and shall not authorize or permit any of its subsidiaries or officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, its "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) in respect of Parent or any of its Subsidiaries from any person or entity, or engage in any discussion or negotiations relating thereto or enter into any agreement with any person providing for or contemplating any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Parent may (1) comply with applicable securities laws and regulations, including without limitation the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer), and (2) prior to the time its stockholders shall have voted to approve this Agreement, Parent may:

    (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, or encouragement, directly or indirectly, by Parent or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the party and its business, properties and assets if and only to the extent that:

      (1) (a) the third party has first made an Acquisition Proposal to acquire at least 65% of the consolidated assets or outstanding voting power of Parent's securities that is financially superior to the Mergers and the transactions contemplated in connection with the Mergers and not subject to any financing condition, as determined in good faith in each case by Parent's board of directors after consultation with its financial advisors (a "Parent Superior Proposal"), and (b) Parent's board of directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law, and

      (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Parent (y) provides a Section 4.2 Notice (as defined below) and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between Parent and TWDC; and/or

    (ii) recommend to its stockholders that they accept a Parent Superior Proposal from a third party, provided that the conditions set forth in clauses 4.2(b)(i)(1) and 4.2(b)(i)(2) above have been satisfied and, prior to entering into a definitive agreement providing for a Parent Superior Proposal, this Agreement is terminated pursuant to Section 8.1(g) or 8.1(h), as applicable.

  (c) Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any party or parties conducted heretofore by the party or its Representatives with respect to any Acquisition Proposal. Each party hereto shall notify the other party orally (if possible) and in writing of any Acquisition Proposal with respect to it or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the person making it), promptly, but in any event within 72 hours, after actual knowledge thereof by any such party's directors, executive officers, counsel or individuals representing it as its investment bankers or financial advisors. In the event that Parent delivers confidential information to a third party and/or enters into discussions or negotiations with a third party pursuant to
Section 4.2(b)(1), Parent shall, 24 hours prior to such delivery or discussions or negotiations deliver a notice to the Company regarding such fact (a "Section 4.2 Notice"; a Section 4.2 Notice will also be deemed to have been given upon occurrence of any of the events specified in clauses (x), (y) or (z) of Section 8.1(g)).

  As used in this Section 4.2, "Acquisition Proposal" shall mean:

    (i) a bona fide proposal or offer (other than by another party hereto) for a tender or exchange offer for the securities of the Company or Parent, as the case may be, or

    (ii) a bona fide proposal or offer (other than by another party hereto) for a merger, consolidation or other business combination involving an acquisition of the Company or Parent, as the case may be, or any material subsidiary of the Company or Parent, as the case may be, or

    (iii) any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or Parent, as the case may be, or any material subsidiary of the Company or Parent, as the case may be.

  4.3 No HSR Violation. During the period from the date of this Agreement and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, no party hereto shall be required to take any action that would cause a violation of the HSR Act.

                                   ARTICLE V

                             Additional Agreements

  5.1 Registration Statement; Preparation of Joint Proxy Statement

  (a) As soon as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC preliminary proxy materials constituting the Joint Proxy Statement of Parent and the Company for the solicitation of approval of the respective shareholders of Parent and the Company of this Agreement, the Mergers (in the case of Parent) and the Company Merger (in the case of the Company) and the transactions contemplated hereby. Parent shall also prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to those shares of Holding Company Common Stock issuable in the Mergers. Each of Holding Company, Parent, Company and DEI shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4

Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and Parent shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's shareholders and the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that if any of the Representation Agreements is duly terminated prior to the Effective Time by Parent, Parent shall have the unilateral right, exercisible in its sole discretion, to elect not to submit the this Agreement and the transactions contemplated hereby to a vote of Parent's shareholders without being deemed in breach of any obligation under this Agreement and without payment of any fees or penalties hereunder (provided that Parent shall otherwise remain subject to the terms and conditions of this Agreement, including without limitation Section 8.3 hereof), and the Company may terminate this Agreement. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Holding Company, Parent, DEI or the Company occurs, or if Holding Company, Parent, DEI or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Holding Company, Parent, DEI or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent and the Company. The Joint Proxy Statement shall include the recommendations of the Boards of Directors of Parent and the Company in favor of the Agreement and the Mergers, as applicable, and the transactions contemplated hereby; provided that the respective recommendations of the Boards of Directors may not be included or may be withdrawn if the Parent Board of Directors or the Company Board of Directors has recommended a Superior Proposal or Company Superior Proposal, as the case may be, in accordance with the terms of Section 4.2 (it being understood that nothing herein shall limit the Company's and Parent's obligations to hold and convene their respective shareholder meetings promptly and as provided in this Agreement).

  (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Holding Company Common Stock to be issued in the Mergers: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of the Company Common Stock or Parent Common Stock who is receiving shares of registered Holding Company Common Stock has an address of record or be exempt from such registration; and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market; provided, however, that neither Parent nor Holding Company shall, pursuant to the foregoing, be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is now qualified, or (B) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of Holding Company Common Stock pursuant hereto.

  (c) Parent, DEI and the Company (in respect of the information respectively supplied by it) agree that: (i) none of the information to be supplied by it or its Affiliates for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (ii) none of the information to be supplied by it or its Affiliates for inclusion in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of Parent and the Company, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) as to matters respecting it and its Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or DEI for inclusion or incorporation by reference in the Joint Proxy Statement and no covenant, representation or warranty is made by the Company or DEI with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement.

  5.2 Shareholder Meetings.

  (a) The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to hold and convene a meeting of the Company's shareholders (the "Company Shareholders' Meeting") on the date of a Parent Shareholders' Meeting or prior thereto if it so chooses. Except as required by the SEC or applicable court order, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders' Meeting without the consent of Parent. It is understood and intended by the parties hereto that the Voting Agreement and the irrevocable proxies delivered to Parent by DEI are sufficient for Parent to approve the transactions contemplated hereby by the Company's stockholders, and neither DEI nor the Company shall in any way challenge the validity, enforceability or effectiveness of the Voting Agreement or proxies. Subject to Section 5.1(a), the Company and DEI shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law to effect the Mergers and the transactions contemplated hereby (the "Required Company Shareholder Vote").

  (b) Parent shall promptly after the date hereof take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to hold and convene a meeting of Parent's shareholders (the "Parent Shareholders' Meeting"). Except as required by the SEC or applicable court order, Parent shall not postpone or adjourn (other than for the absence of a quorum) the Parent Shareholders' Meeting without the consent of the Company. Parent shall not in any way challenge the validity, enforceability or effectiveness of the voting agreements entered into by shareholders of Parent in connection with the Mergers. Subject to Section 5.1(a), Parent shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law to effect the Mergers and the transactions contemplated hereby (the "Required Parent Shareholder Vote").

  5.3 Cooperation; Access to Information. Upon reasonable prior notice, the Company and Parent shall afford the other party and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the first party may reasonably request and all its key employees. Upon reasonable prior notice Company and Parent agree to provide each other and its respective accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement effective as of on or about February 17, 1998, and that the Company, its officers, directors, employees, agents and representatives agree to be bound by the terms thereof by virtue of DEI's execution thereof.

  5.5 Expenses.

  (a) Except as set forth in Section 5.5(b) and Section 8.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided, however that Parent and DEI shall share equally in all fees and expenses, other than Third Party Expenses, incurred in relation to filing of the Form S-4 Registration Statement and printing the Joint Proxy Statement (including any preliminary materials related thereto). Without limiting the foregoing, but subject to Section 8.3(c), Parent agrees to pay the fees and expenses of Merrill Lynch in connection with the transactions contemplated hereby.

  (b) In the event that the Merger is consummated, DEI agrees to pay at the Closing those Third Party Expenses of the Company and DEI and their Affiliates that have been incurred on or prior to the Closing Date.

  5.6 Public Disclosure. Parent, DEI and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, The Nasdaq Stock Market, or any listing agreement with a national securities exchange.

  5.7 Consents. The Company, DEI and Parent shall use their best efforts to obtain the consents, waivers, assignments and approvals under any of their respective material contracts as may be required in connection with the Mergers so as to preserve all rights of, and benefits to, the Company and Parent thereunder.

  5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

  5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that none of DEI, the Company nor Parent shall be required to agree to any divestiture by any of them or any of their respective subsidiaries or affiliates of shares of capital stock or of any business, assets or property of any of them or any of their subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.10 Notification of Certain Matters. Each of the Company, DEI and Parent shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any failure of either Parent, the Company or DEI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or DEI, on the one hand, or Parent, on the other, pursuant to this
Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

  5.11 Voting Agreements. DEI has delivered to Parent, concurrently with the execution of this Agreement, an executed Voting Agreement substantially in the form attached hereto as Exhibit D (the "Voting Agreement") together with an irrevocable proxy. In addition, certain Parent shareholders have delivered to DEI, concurrently with the execution of this Agreement, an executed voting agreement.

  5.12 Director Nominees. The Company and DEI shall have the right to select as its nominees three persons to serve as members of the Board of Directors of Holding Company (such persons, or any replacement persons, the "Nominees") and Parent shall cause the Nominees to be appointed to the Board of Directors of Holding Company (to the extent they so consent) as of the Effective Time.

  5.13 Non-Competition. Parent, Holding Company and DEI agree to be bound by the non-competition provisions set forth in Annex I hereto and incorporated herein.

  5.14 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Parent and DEI each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by HSR, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent, DEI and Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.15 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.16 Employees. Upon and after the Effective Time, subject to the applicable eligibility and other requirements of such plans, each of the employees of the Surviving Corporation shall be eligible for the benefit plans and arrangements available to employees of Holding Company.

  5.17 Form S-8. Holding Company agrees to file, no later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of Holding Company Common Stock issuable pursuant to outstanding options granted under the applicable stock option plans of Parent and the Company. The Company shall cooperate with and assist Holding Company in the preparation of such registration statement.

  5.18 Director Action with Respect to Option Plans. Prior to the Effective Time, the Board of Directors of the Company shall take such actions as shall ensure that Company Options outstanding under the Option Plans do not have their vesting accelerated as a result of the consummation of the Mergers and the transactions contemplated hereby and thereby.

  5.19 Directors' Insurance and Indemnification. The Holding Company will indemnify each director of Parent and the Company as of the Effective Time (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted under applicable law. The rights under this Section 5.19 are in addition to rights that an Indemnified Party may have under the Articles of Incorporation, Bylaws, other similar organizational documents of Parent, the Company, or any of its Subsidiaries or applicable law. The rights under this Section 5.19 are contingent upon the occurrence of, and will survive consummation of, the transactions contemplated hereby and are expressly intended to benefit each Indemnified Party. DEI hereby agrees to indemnify and hold Holding Company and each of its Subsidiaries harmless, and reimburse Holding Company upon demand for any and all amounts paid to or on behalf of an Indemnified Party who was, at the date hereof, or following the date hereof at any time prior to the Effective Time, a director of the Company, other than Michael Slade.

  5.20 Stock Listing. Parent will use reasonable efforts to list prior to the Effective Time on the Nasdaq National Market, subject to official notice of issuance, the shares of Holding Company Common Stock to be issued hereunder.

  5.21 Certain Tax Matters.

  (a) Return Filing; Information Sharing.

    (i) DEI shall prepare and file, or cause to be prepared and filed, with the appropriate governmental authority all Returns relating to Taxes required to be filed (with extensions) by or with respect to the Company and its Subsidiaries on or prior to the Closing Date. DEI shall prepare (or cause to be prepared) and the Parent shall timely file (or cause to be timely filed), all Returns relating to Taxes of the Company or any of its Subsidiaries with respect to periods (or portions thereof) ending on or prior to the Closing Date that are required to be filed after the Closing Date.

    (ii) DEI and Parent agree that they will, and will cause their affiliates to, make available all such information, employees and records of or relating to the Company and its Subsidiaries as either party may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation the filing of Returns, the filing of an amended Return, audits, and proceedings). Unless requested by DEI, neither Holding Company, Parent nor their subsidiaries nor the Company nor any Subsidiary thereof shall file (or permit to be filed) any amended Return with respect to the Company or any Subsidiary thereof for any period (or portion thereof) ending on or prior to the Closing Date without obtaining the prior written consent of DEI and neither Holding Company, Parent nor their subsidiaries nor the Company nor any Subsidiary thereof shall, with respect to Taxes relating to
  (i) a period (or portion thereof) ending on or prior to the Effective Time or (ii) any matter that is the subject of this Agreement or any of the Transaction Agreements, unless, however, there has been a Final Determination to the contrary relating to such position or matter, take (or permit to be taken by any affiliate) any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that could reasonably be expected to adversely affect DEI or its affiliates with respect to such Taxes. Following the Effective Time, nothing in this Agreement shall be construed to prevent Holding Company, Parent, any Parent Subsidiary, the Company or its Subsidiaries from deducting to the maximum extent permitted by law amounts required to be paid in cash under the Promotional Services Agreement, the License Agreement and the Representation Agreement.

    (iii) Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including, but not limited to, all applicable real estate transfer or gains Taxes and stock transfer Taxes), any penalties, interest and additions to such Taxes incurred in connection with this Agreement and the Merger contemplated hereby shall be the responsibility of and be shared equally by Parent and DEI. DEI and Parent shall cooperate in the timely making of all filings, Returns, reports and forms as may be required in connection therewith.

    (iv) If any of Holding Company, Parent, the Company or any subsidiary or affiliate of the foregoing thereof receives any written notice from any Tax authority proposing any audit or adjustment to any Tax relating to the Company or any Subsidiary thereof for which DEI or any affiliate thereof may be liable under this Agreement, Parent, the Company or such subsidiary shall give prompt written notice thereof to DEI, which notices shall describe in detail each proposed adjustment. In the event DEI receives notice of Taxes for which Parent may be liable, DEI shall provide similar notice to Parent or Holding Company.

    (v) Parent, the Company and DEI shall furnish and Parent and Holding Company shall each use their reasonable efforts to cause officers, directors and employees of Parent or Holding Company holding or representing 5% or more of the outstanding stock of Parent to furnish special counsel to DEI and counsel to Parent with one or more certificates dated as of the Closing Date signed on behalf of it by one or more of its officers having authority to sign such certificates and containing such true and correct statements as may reasonably be requested to enable special counsel to DEI and counsel to Parent to render the opinions described in Sections 6.2(a) and 6.3(a), provided, however, that in connection with such certificates neither Parent nor Holding Company shall be required to ascertain the intent (but must disclose actual knowledge) of any Parent shareholder who is not an officer, director or employee of Holding Company or Parent.

    (vi) Holding Company, Parent, the Company and DEI agree to report (and cause to be reported by their affiliates) any item attributable to a transaction that occurs on the Closing Date but after the Closing (other than any transaction in the ordinary course of business) in accordance with the "next day rule" contained in Treas. Reg. Section 1.1502-76(b).

    (vii) Parent and Holding Company grant to DEI and its duly appointed representatives the sole right to negotiate, resolve, settle or contest any audit of or claim for Tax with respect to which DEI may have to indemnify Parent or any affiliate under this Agreement and Parent and Holding Company agree to cooperate and cause their affiliates to cooperate and take all actions requested by DEI with respect to the foregoing. If DEI does not assume the defense of any such claim for Taxes after receiving written notice of the same from Parent or Holding Company, Holding Company may defend the same in such manner as it may deem appropriate.

    (viii) Holding Company, Parent and DEI agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Holding Company, Parent and their Affiliates (including without limitation any partnership in which either owns directly or indirectly any interest), and the Company as is reasonably necessary for the filing of all Tax Returns, and the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Holding Company, Parent and DEI will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Holding Company, Parent and the Company, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section
  5.21 (viii).

  (b) Tax Covenants. Unless there has been a Final Determination to the contrary (or DEI and Holding Company otherwise agree in writing), DEI, the Company, Holding Company, and Parent covenant and agree, for all Tax purposes including all Tax Returns and any Tax controversies, to (and to cause any affiliate or successor to their assets or businesses to) take each of the positions set forth below (and not to take any position inconsistent therewith):

    (i) The Company Merger (i) will qualify as a reorganization described in section 368(a) of the Code and/or (ii) when taken together with the Parent Merger, will qualify as a transfer of the stock of the Company to Holding Company governed by section 351 of the Code.

    (ii) The Parent Merger (i) will qualify as a reorganization under Section 368(a) of the Code and/or (ii) when taken together with the Company Merger, will qualify as a transfer of the stock of Parent to Holding Company governed by section 351 of the Code.

    (iii) Except for cash received in lieu of fractional shares, none of the consideration received by DEI or any non-dissenting shareholder of the Company in the Company Merger will be treated as Other Property or Money.

    (iv) Except for cash received in lieu of fractional shares, none of the consideration received by Parent's non-dissenting stockholders in the Parent Merger will be treated as Other Property or Money.

    (v) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by Holding Company, TWDC (or any other affiliate thereof, including without limitation DEI, the Company and Merger Sub B), or any non-dissenting shareholder of the Company with respect to the exchange of Company Common Stock for Holding Company Common Stock in the Company Merger.

    (vi) Except for cash received in lieu of fractional shares, no income, gain or loss will be recognized by Parent, its non-dissenting shareholders, or Merger Sub A with respect to the exchange of Parent Common Stock for Holding Company Common Stock in the Parent Merger.

    (vii) None of the consideration in either the Company Merger or the Parent Merger will be paid or issued for services.

    (viii) Unless Holding Company and DEI agree to the contrary, except with respect to interest payments pursuant to the Promissory Note, no income, deduction, gain or loss will be recognized with respect to the issuance, exercise or satisfaction of the Holding Company Common Stock, Holding Company Warrants or the Promissory Note (e.g., the parties agree that the Promissory Note will not be issued with any original issue discount as defined in section 1273 of the Code.)

  (c) Additional "Tax Covenants". Parent and, upon the consummation of the Mergers contemplated hereby, Holding Company covenants, jointly and severally, to DEI (and with respect to 5.21(c)(viii), DEI also covenants to Parent):

    (i) No stock or securities (including, without limitation, options or warrants (other than warrants issued to TWDC pursuant to the Common Stock and Warrant Purchase Agreement and options issued to

  Employees pursuant to Section 5.21 hereof)) will be issued to any person or entity other than TWDC, DEI and the shareholders of Parent and the Company in connection with the Transaction.

    (ii) Management of each of Parent and Holding Company has no plan or intention for (and will not permit) Holding Company to issue any stock other than Holding Company Common Stock in (or in connection with) the Transaction.

    (iii) Management of each of Parent and Holding Company has no plan or intention for (and will not permit in connection with the Transaction) Holding Company to redeem or otherwise acquire in connection with the Transaction any of the Holding Company Common Stock to be issued in the Transaction (other than stock repurchased from terminated employees in the ordinary course of business.)

    (iv) Management of each of Parent and Holding Company has no plan or intention to cause (and will not permit in connection with the Transaction) Parent or the Company to be liquidated for U.S. Federal income tax purposes or merged with any other entity.

    (v) Management of each of Parent and Holding Company has no plan or intention to terminate the existence of Holding Company or to merge Holding Company with any other corporation (and will not permit the occurrence of any such event in connection with the Transaction).

    (vi) Management of each of Parent and Holding Company has no plan or intention for (and will not permit) in (or in connection with) the Transaction, Holding Company to dispose of all or any portion of the stock of either Parent or the Company (including, without limitation, via merger).

    (vii) Following the Transaction, the Management of each of Parent and Holding Company will cause (i) Parent to continue its historic business or use a significant portion of its historic business assets in a business of Parent and (ii) the Company to continue its historic business or use a significant portion of its historic business assets in a business of the Company.

    (viii) None of DEI, Holding Company, Parent or any of their subsidiaries has taken (or will take) any action including, without limitation, any action inconsistent with any representation, warranty, or covenant made pursuant to Sections 6.2(a) and 6.3(a) hereof or has any knowledge of any fact or circumstance that is reasonably likely to prevent (i) the Parent Merger from qualifying as (x) a reorganization described in section 368(a) of the Code and/or (y) when taken together with the Company Merger, a transfer of property to Holding Company by the shareholders of Parent governed by section 351 of the Code and/or (ii) the Company Merger from qualifying as (x) and reorganization described in section 368(a) of the Code and/or (y) when taken together with the Parent Merger, as a transfer of property to Holding Company by DEI governed by section 351 of the Code.

  (d) Reporting. DEI, the Company, Parent and Holding Company agree to report to the other any communication from or with the Internal Revenue Service or any other Taxing Authority which relates in any way to the characterization of the Transaction. Notwithstanding any such communication, Holding Company and Parent covenant and agree to (and to cause any affiliate or successor to their assets or businesses to) continue to take each of the positions specified in
Section 5.21(b) for all Tax purposes (unless there has been a Final Determination contrary to such position). Without limiting the generality of the foregoing, (i) each of DEI and Holding Company will file with its Federal income tax return for the taxable year in which the Transfer is made (which tax return shall be timely filed) the information required by Treas. Reg.
Section 1.351-3 and 1.368-3 and to provide each other upon request with a statement to the effect that such party has complied with this requirement after filing, and (ii) DEI shall have the opportunity to review and approve any Tax return to be filed by Holding Company, the Company and/or Parent with respect to the Transaction, such approval not to be unreasonably withheld. DEI, the Company, Holding Company and Parent also will maintain such permanent records as are required by Treas. Reg. (S)(S) 1.351-3(c) and 1.368-3.

  (e) Protective Claims. Notwithstanding anything in this Section 5.21(e) to the contrary, Holding Company will (and will cause any affiliate to) file protective claims for refund if so requested in writing by DEI (and only if so requested by DEI) based on any position contrary to the positions described in
Section 5.21(b), (i), (ii), (iii), (v) and (vii) (the "DEI Positions"). In addition, Holding Company will (and will cause any affiliate to) use its best efforts to obtain any refund if so requested in writing by DEI (and only if so requested by DEI) which may be available based on any position contrary to the DEI Positions, and, upon receipt of any such refund, will promptly remit any such amount (less any Taxes attributable to such refund) and also taking into account any deduction attributable to any payment under this Section 5.21(e) to DEI. DEI will have the right to control any administrative or judicial proceeding relating to any such claim for refund, and DEI will reimburse Holding Company for all reasonable cost relating to any such claim.

  (f) Tax Adjustment Payments. If a Final Determination is made contrary to any of the DEI Positions, then (in addition to any other remedies which may be available to DEI but without duplication thereof) Holding Company will pay to DEI an amount equal to the excess of (a) the liability for the aggregate amount of Taxes to which Parent, Holding Company, and their subsidiaries would have been subject in each relevant jurisdiction had the DEI Positions been sustained (and had Holding Company not been required to make any such payments pursuant to this Section 5.21(f), over (b) the actual liability for such Taxes for such periods assuming that the other positions set forth in Section 5.21(b) are sustained. Such payment (i) will not be treated as, or deemed to be a payment of, Tax and (ii) will be due (subject to a 30-day grace period) when, as and to the extent Parent or Holding Company derives an actual Tax savings (including, without limitation, in the form of any refund or reduction in Tax liability that would not have otherwise been available) as the result of such excess; provided, however, that appropriate adjustments will be made in the event that Tax savings are ultimately disallowed in a Final Determination. If any payment required under this Section 5.21(f) is not made on or before the above due date, then such payment will be made together with interest at the rate per annum determined from time to time under section 6621(a)(2) of the Code compounded daily for the period from such due date to the date on which the payment is actually made. Any dispute concerning the calculation of payments due under this Section 5.21(f) will be resolved by a nationally recognized accounting firm that is jointly selected and mutually engaged by DEI and the non-DEI designated members of the Board of Directors of Holding Company (the fees and expenses of which shall be shared equally by DEI and Holding Company).

  (g) Allocation of Income and Deductions. For purposes of this Agreement, income, deductions, and other items will be allocated between the final Pre-Closing Tax Period and Post-Closing Tax Period based on an actual closing of the books of the business as of the close of business on the Closing Date. Any amounts attributable to transactions not in the ordinary course of business prior to the Closing will be allocated to the final Pre-Closing Tax Period and amounts attributable to transactions not in the ordinary course of business following the Closing will be allocated to the initial Post-Closing Tax Period.

  5.22 Non Solicitation of Company Employees. DEI agrees beginning on the date hereof and continuing until the Effective Date, not to, without Parent's consent, solicit the hiring of any person who is an employee of the company, or induce any such person to discontinue his or her employment with the Company.

  5.23 Net Worth Test. At least two (2) business days prior to the Closing Date, DEI and the Company shall deliver to Parent the Closing Balance Sheet. DEI and the Company agree that if Estimated Net Worth is less than the Net Worth Target, then DEI shall deliver to Holding Company at the Closing by cashier's check or wire transfer in immediately available funds the amount by which Estimated Net Worth is less than the Net Worth Target (the "Net Worth Payment"). DEI and the Parent agree that (i) if Net Worth is less than the lesser of (A) the Net Worth Target and (B) Estimated Net Worth, Holding Company shall be entitled to recover the amount of such deficit from DEI as a Loss in accordance with the procedures set forth in Article VII and (ii) if the Net Worth exceeds the Estimated Net Worth, the Holding Company shall reimburse DEI the amount of such excess, provided that the amount of such reimbursement plus the Estimated Net Worth shall not exceed the Net Worth Target. Following the Closing, Holding Company shall deliver to DEI a statement indicating the Net Worth and, upon request, a calculation thereof in reasonable detail.

  5.24 Compliance with Laws. For a period of six months following the Effective Time, Holding Company agrees with DEI that it will not knowingly fail to comply with applicable employment laws.

  5.25 Share and Warrant Ownership. Parent and Holding Company hereby represent, warrant and agree, jointly and severally, that, if the transactions contemplated by this Agreement and the Common Stock Warrant and Purchase Agreement between Parent and DEI of even date herewith (the "Purchase Agreement") were consummated as of the date of this Agreement, then (i) the shares of Holding Company Common Stock that would be acquired by DEI pursuant to this Agreement, coupled with the shares of Holding Company Stock that would be acquired by The Walt Disney Company ("TWDC") pursuant to the Purchase Agreement, would represent, as of the date of this Agreement, in the aggregate, at least 42.75% of all outstanding shares of Holding Company Stock and at least 38.45% of all outstanding shares of Holding Company Common Stock on a fully diluted basis (i.e., assuming the conversion, exchange or exercise of all securities that are convertible, exchangeable or exercisable for shares of Holding Company Common Stock, excluding the Warrant acquired by TWDC pursuant to the Purchase Agreement) as of the date of this Agreement, and (ii) the Warrant would represent, as of the date hereof, the right to acquire a number of shares of Holding Company Common Stock that, when coupled with the shares referred to in clause (i) hereof, would represent as of the date of this Agreement at least 50.10% of all outstanding shares of Holding Company Common Stock on a fully diluted basis (i.e., assuming the conversion, exchange or exercise of all securities that are convertible, exchangeable or exercisable for shares of Holding Company Common Stock, including, without limitation, the Warrant) as of the date of this Agreement assuming for purposes of the percentage calculations set forth in the foregoing clauses (i) and (ii) that there are only (x) 88,550,088 shares of Company Common Stock outstanding as of the date of this Agreement and held by DEI, and (y) 107,189,202 shares of Company Common Stock outstanding on a fully diluted basis (assuming the conversion, exchange or exercise of all Company Options) and further assuming the truth and accuracy of the representations and warranties set forth in Section 2.3 hereof. Any breach of the foregoing representation, warranty and agreement shall be remedied by the issuance, without additional consideration (the consideration therefor being deemed part of the original consideration payable by TWDC under the Purchase Agreement, by Holding Company of additional shares of Holding Company Common Stock or additional Warrants, to the extent necessary to increase TWDC's and DEI's aggregate percentage ownership of Holding Company to the amounts and as of such date specified in clauses (i) and (ii), respectively. This representation, warranty and agreement shall survive and continue until the eighteen (18) month anniversary of the Effective Time.

  5.26 Parent Option Grants. Prior to the Effective Time, without the written consent of DEI, Parent shall not issue any options, warrants or other rights to acquire Parent Common Stock, other than employee stock options and rights to acquire shares in accordance with employee stock purchase plans in the ordinary course of business, consistent with past practice.

  5.27 ABC News/Starwave Partners. Following the date hereof, subject to the mutual, reasonable approval of Parent and DEI and provided that Parent and DEI mutually agree that ABC News/Starwave Partners will continue to lease space from DEI's affiliate, ABC, Inc., then ABC News/Starwave Partners will enter into an arms-length lease with ABC, Inc. for such amount of space as the parties hereto deem reasonable. The parties hereto acknowledge that, until such lease is entered into (or until the parties determine that ABC News/Starwave Partners shall locate alternative space), ABC News/Starwave Partners shall continue to lease the space it currently occupies at ABC, Inc. at reasonable rates consistent with past practice.

  5.28 Funding of Ventures. From the date hereof through the Effective Time or the termination of this Agreement, the Company agrees that it shall promptly fund, and DEI agrees that it shall cause its Affiliates, ABC, Inc. and ESPN, to promptly fund the capital accounts of ABC News/Starwave Partners and ESPN/Starwave Partners, respectively, in accordance with past practice and the Partnership Agreements pertaining to such partnerships (it being understood that in past practice, both partners have contributed their appropriate share of the capital requirements in accordance with the Partnership Agreements).

  5.29 Third Party Agreements. DEI will cause the AOL/ABC News Short Form Agreement, dated as of March 5, 1997, as amended on June 4, 1998, to terminate and be of no further force and effect no later than November 30, 1998 with no liability to Parent or Holding Company. Parent agrees that, although DEI will be required to indemnify Parent for any breach of this covenant, no such breach shall be the basis for not closing the transactions contemplated hereby.

  5.30 Adoption of Option and Employee Stock Purchase Plans. At the Effective Time, Holding Company shall assume all stock option and employee stock purchase plans of Parent.

                                  ARTICLE VI

                           Conditions to the Merger

  6.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal. All waiting periods under the HSR Act relating to the transactions hereby will have expired or terminated early.

    (b) Shareholder Approval. This Agreement shall have been approved and adopted, and the Mergers shall have duly approved, by the requisite vote under applicable law, by the shareholders of Parent and the Company.

    (c) Listing. The shares of Holding Company Common Stock to be issued in the Merger to the Shareholders shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    (d) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    (e) Transaction Agreements. The Transaction Agreements executed on the date hereof shall be in full force and effect as of the Effective Time.

  6.2 Conditions to Obligations of Company and DEI. The obligations of the Company and DEI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and DEI:

    (a) Tax Opinion. DEI shall have received the opinion of Dewey Ballantine LLP, special counsel to DEI, substantially in the same form as the Tax opinion described in Section 6.3(a), and based upon reasonably requested representation letters of DEI, the Holding Company, and Parent and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to DEI, to the effect that the Company Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Parent Merger, will be treated as a transfer of property to Holding Company by DEI governed by section 351 of the Code.

    (b) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on Parent, and each of Parent and Holding Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by then as of the Effective Time.

    (c) No Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and no events or circumstances have occurred since the date hereof that would have a Material Adverse Effect on Parent (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on Parent). (For purposes of this Article VI, it shall be deemed a "Material Adverse Effect" on Parent if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Parent preventing Parent from generally using or materially limiting the ability of Parent to generally use Intellectual Property that is both material to and necessary for the conduct of Parent's business as currently conducted (taken as a whole), and the prior pendency of a temporary restraining order in respect of such Intellectual Property which is no longer in effect shall be deemed not to be a "Material Adverse Effect" on Parent for purposes of this Article VI.)

    (d) Certificate of Parent and Holding Company. The Company and DEI shall have been provided with a certificate executed on behalf of Parent and Holding Company by its President and Chief Executive Officer to the effect that, as of the Effective Time, the conditions set forth in Sections 6.3(a) and 6.2(b) and (c) have been met.

  6.3 Conditions to the Obligations of Parent and Holding Company. The obligations of Parent and Holding Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

    (a) Tax Opinion. Parent shall have received the opinion of Wilson Sonsini Goodrich & Rosati, special counsel to Parent, substantially in the same form as the Tax opinion described in Section 6.2(a), and based upon reasonably requested representation letters of DEI, the Holding Company, and Parent and their officers, directors, and employees dated the Closing Date, which opinion shall be reasonably satisfactory to Parent, to the effect that the Parent Merger will be treated as a reorganization described in section 368(a) of the Code and/or, when taken together with the Company Merger, as a transfer of property to Holding Company by holders of Parent Common Stock governed by section 351 of the Code.

    (b) Representations, Warranties and Covenants. The representations and warranties of the Company and DEI in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate would not have an Material Adverse Effect on the Company, and each of the Company and DEI shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

    (c) No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and no events or circumstances have occurred since the date hereof that would have a Material Adverse Effect on the Company (except for any Material Adverse Effect that shall have been cured without such cure resulting or reasonably being expected to result in a Material Adverse Effect on the Company). (For purposes of this Article VI, it shall be deemed a "Material Adverse Effect" on the Company if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against the Company preventing the Company from generally using or materially limiting the ability of the Company to generally use Intellectual Property that is both material to and necessary for the conduct of the Company's business as currently conducted (taken as a whole), and the prior pendency of a temporary restraining order in respect of such Intellectual Property which is no longer in effect shall be deemed not to be a "Material Adverse Effect" on the Company for purposes of this Article VI.)

    (d) Third Party Consents. Any and all consents, waivers, assignments and approvals listed in Section 2.5 of the Disclosure Schedule (other than those whose failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Holding Company) shall have been obtained.

    (e) Certificate of the Company and DEI. Parent shall have been provided with a certificate executed on behalf of DEI by its Chief Financial Officer and executed on behalf of the Company by its President and Chief Executive Officer to the effect that, as of the Effective Time the conditions set forth in Sections 6.2(a) and 6.3(b) and (c) have been met.

    (f) Net Worth Payment. Parent shall have received from DEI and the Company on or prior to the Closing Date the Closing Balance Sheet, certified as to correctness by DEI and the Company; and DEI shall have delivered to Holding Company the Net Worth Payment pursuant to Section 5.23.

                                  ARTICLE VII

          Survival of Representations and Warranties; Indemnification

  7.1 Survival of Representations and Warranties. The representations and warranties made by the Company and DEI in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations, warranties, covenants, promises and agreements made by any party to this Agreement relating or pertaining to any Tax or Returns related to Taxes, whether made pursuant to this Agreement or any instrument required under this Agreement other than those representations and warranties made pursuant to Section 3.10 hereof (which shall terminate upon the Effective
Time) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions). The representations and warranties made by Parent and Holding Company contained herein or in any instrument delivered pursuant to this Agreement (other than with respect to certificates relating to the Tax opinions described in Sections 6.2(a) and 6.3(a) hereof, which shall survive until 60 days following the expiration of the applicable statute of limitations taking into account all extensions) shall terminate and be of no further force or effect at the Effective Time, and following the Effective Time, notwithstanding the following sentence, no party shall have any recourse whatsoever against Parent or Holding Company in respect of any such representation and warranty (other than with respect to certificates relating to the tax Opinions described in Sections 6.2(a) and 6.3(a) hereof). The covenants, promises and agreements of Parent shall survive the Effective Time, whether made pursuant to this Agreement or any instrument required under this Agreement. No party hereto makes any representation or warranty other than those representations and warranties set forth in this Agreement.

  7.2 Indemnification.

  (a) From and after the Effective Time, DEI agrees to indemnify and hold Parent, Holding Company, and their respective officers, directors, employees, agents and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Holding Company, Parent, its officers, directors, employees, agents or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or DEI contained in this Agreement, (ii) any failure by the Company (on or prior to the Effective Time) or DEI (at any time) to perform or comply with any covenant contained in this Agreement, including, without limitation, Section 5.23 hereof, or (iii) DEI Taxes to the extent not accrued on the Closing Balance Sheet; provided, however, that DEI shall be liable under Section 7.2 (a)(i) only to the extent that Losses incurred exceed $3 million (the "Threshold") in which case DEI will be liable for the amount of all such Losses in excess of the Threshold up to an aggregate of $350 million (the "Cap"); provided, however, with respect to the matters set forth in Sections 7.2(a)(ii) and (a)(iii) the Threshold shall not be applicable. In addition, to the extent that Losses are incurred that result solely from the inaccuracies or breaches of representations and warranties of the Company or DEI arising solely from facts and circumstances occurring following the date hereof (but only to the extent that such Losses do not result from a breach by DEI or the Company of any representation or warranty made as of the date hereof, or a breach of any obligations under this Agreement, and only to the extent not relating to facts and circumstances occurring on or prior to the date hereof), the right to indemnification under this Section 7.2 for such Losses ("Post-Signing Losses") shall be subject to a separate and additional threshold of $1 million, which will be used first prior to using the $3 million Threshold, and DEI's obligation to indemnify in respect of such Post-Signing Losses shall commence only to the extent that such Post-Signing Losses exceed the sum of $1 million plus the portion of the $3 million Threshold unused by other Losses, and then, only for the amount of such Losses in excess of the sum of $1 million plus the unused portion of the $3 million Threshold; provided, however that DEI's obligation to indemnify with respect to such Losses shall be aggregated with all other Losses resulting from the matters set forth in Section 7.2(a)(i) and, together with such Losses, shall be subject to the Cap. Furthermore, without regard to any threshold, DEI shall pay to Holding Company in immediately available funds, upon demand by Holding Company the amounts, if any, by which Net Worth is less than the lesser of (1) Estimated Net Worth and
(2) the Net Worth Target. DEI shall not have any right of contribution from the Company with respect to any Loss claimed. Nothing herein shall limit the liability of the Company or DEI for any willful breach of any representation, warranty or covenant if the Merger does not occur.

  (b) Notwithstanding the foregoing, DEI hereby waives any right to seek indemnification from the Company for any Losses as such term is defined in that certain Stock Purchase Agreement dated as of March 28, 1997 by and between the Company, Paul G. Allen and DEI (the "Stock Purchase Agreement") pursuant to Section 5.1 of the Stock Purchase Agreement, and hereby forever releases the Company from any and all past and present claims, actions, suits, and proceedings of any nature pending or threatened against the Company, whether or not in connection with the Stock Purchase Agreement, other than intercompany accounts in the amounts reflected in the books and records of the Company.

  7.3 Claims Against DEI for Indemnification. Upon receipt by DEI of a certificate signed by any officer of Holding Company or Parent (an "Officer's Certificate"): (A) stating that Parent or Holding Company has paid or properly accrued Losses for which indemnification may be sought under Section 7.2 and
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, DEI shall, unless DEI shall timely object in writing to such claim or claims made in such Officer's Certificate pursuant to the provisions of Section 7.4, deliver to Holding Company as promptly as practicable, cash in an amount equal to such Losses. To the extent that DEI indemnifies Holding Company for any accrued Loss, and such accrued Loss is ultimately determined to exceed the amounts required by GAAP, Holding Company shall promptly return such amount to DEI.

  7.4 Resolution of Conflicts; Arbitration.

  (i) In case DEI shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate, DEI and Holding Company shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If DEI and Holding Company should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

  (ii) If no such agreement can be reached after good faith negotiation, either Holding Company or DEI may demand arbitration of the matter pursuant to this Section 7.4 unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Holding Company and DEI. In the event that within forty-five (45) days after submission of any dispute to arbitration, Holding Company and DEI cannot mutually agree on one arbitrator, Holding Company and DEI shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

  (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

  7.5 Third-Party Claims. Promptly after the receipt by any party hereto of a notice of any claim, action, suit or proceeding of any third party (a "Third Party Claim") which may be subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of and, if it agrees unconditionally to indemnify the Indemnified Party for any and all Losses incurred as a result of such Third Party Claim, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and approved by the Indemnified Party (such approval not to be unreasonably withheld). Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, although the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party, if and only to the extent that (i) the Indemnifying Party has not employed counsel or counsel reasonably acceptable to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) there is an actual conflict of interests between the Indemnifying Party and the Indemnified Party. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claim, notwithstanding any dispute as to liability as between the parties under this Article VII. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. No claim by a third party may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), except in the event that the settlement involves (i) the payment of money only, for which the Indemnified Party is totally indemnified by the Indemnifying Party, and (ii) the unconditional release from all related liability of the Indemnified Party. This section 7.5 shall not apply to disputes relating to Taxes.

  7.6 Exclusive Remedy. Following the Effective Time, except with respect to any knowing or intentional or fraudulent breaches of the representations and warranties of the Company or DEI contained in this Agreement, the sole and exclusive remedy of Holding Company for any claim for breaches of representation and warranties of the Company or DEI arising under this Agreement shall be the indemnification provided in this Article VII.

  7.7 Indemnification For Taxes. Parent and Holding Company agree to indemnify and hold DEI and its affiliates harmless from and against (a) any and all Taxes, expenses, costs and other damages attributable in whole or in part to any breach of any (i) representation, warranty, covenant, agreement or promise contained in the Certificates delivered pursuant to Section 6.2(a) hereof, or
(ii) any agreement, covenant or promise made by Parent and/or Holding Company in this Agreement, any Transaction Agreement, or in any instrument delivered pursuant to such agreements, in each case that relate to Taxes, (b) Taxes attributable to any action or transaction occurring on the Closing Date after the Effective Time, other than in the ordinary course of business, or (c) Taxes attributable to the Company or any Subsidiary thereof with respect to any period or portion thereof commencing after the Closing.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

    (a) by mutual consent of DEI, the Company and Parent;

    (b) by Parent or the Company if: (i) the Effective Time has not occurred by December 31, 1998 provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party (who, in the case of the Company, shall include DEI) whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Mergers; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body that would make consummation of the Mergers illegal;

    (c) by Parent or the Company if (i) the Parent Shareholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent's shareholders shall have taken a final vote on the matters set forth in Section 5.2(b) hereof, and (ii) such matters shall not have been approved at such meeting by the required Parent Shareholder Vote (provided, further, that the right to terminate this Agreement under Section 8.1(c) shall not be available to Parent or the Company where the failure to obtain the required Parent Shareholder Vote shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement);

    (d) by Parent or the Company if there shall be any governmental action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body, which would: (i) prohibit Holding Company's ownership or operation of any material portion of the business of the Company or (ii) compel Holding Company or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Holding Company as a result of the Mergers;

    (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of the Company or DEI, or if any representation or warranty on the part of the Company or DEI shall have become untrue, in either case such that the condition set forth in Sections 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representation or warranty or breach shall not have been cured within thirty (30) calendar days after written notice to the Company and DEI; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

    (f) by the Company or DEI if neither the Company nor DEI is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty or covenant contained in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the condition set forth in Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in such representations and warranties or such breach shall not have been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

    (g) by the Company, prior to obtaining the Required Parent Shareholder Vote and after receipt by Parent of an Acquisition Proposal for Parent, if
  (x) by the end of the third business day following (but not including) the day the Company notifies Parent that it wishes the Board of Directors of the Parent to publicly reaffirm its recommendation to stockholders of Parent to vote for the Mergers, the Board of Directors of Parent fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for Parent or (B) the third business day following (but not including) the day the Company notifies Parent that it wishes the Board of Directors of the Parent to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of Parent fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of Parent shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated hereby;

    (h) by Parent, prior to obtaining the Required Parent Shareholder Vote upon five days' prior notice to the Company (the "Parent Superior Proposal Notice"), if, as a result of a Parent Superior Proposal by a party other than the Company or any of its Affiliates, the board of directors of Parent determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Parent Superior Proposal is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that the board of directors of Parent, in making any such determination, shall have considered all concessions which have then been offered by the Company (it being understood that prior to any such termination Parent shall, and shall cause its respective financial and legal advisors to, negotiate with the Company to make such adjustments in the terms and conditions of this Agreement in favor of Parent as would induce Parent to proceed with a transaction with the Company rather than consummation of an Acquisition Proposal made by a third party).

    Notwithstanding the foregoing, prior to or contemporaneous with any termination under Section 8.1(h) Parent must pay to the Company in immediately available funds the fees required to be paid pursuant to
  Section 8.3(a) hereof. In addition, Parent agrees that it shall not terminate this Agreement pursuant to this Section 8.1(h) at any time prior to 180 days after the date of this Agreement nor at any time prior to five days after the Company's receipt of a Parent Superior Proposal Notice in respect of the Parent Superior Proposal to be accepted;

    (i) by Parent, prior to obtaining the Required Company Shareholder Vote and after receipt by the Company of an Acquisition Proposal for the Company, if (x) by the end of the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to stockholders of the Company to vote for the Mergers, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal for the Company or (B) the third business day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to its shareholders to vote in favor of approval of the transactions contemplated hereby;

    (j) by the Company, prior to obtaining the Required Company Shareholder Vote, upon five days' prior notice to Parent (the "Company Superior Proposal Notice"), if, as a result of a Company Superior Proposal by a party other than Parent or any of its Affiliates, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law, after consultation with outside counsel that acceptance of the Company Superior Proposal is consistent with its fiduciary duties under applicable law; provided, however, that the board of directors of the Company, in making any such determination, shall have considered all concessions which have then been offered by Parent (it being understood that prior to any such termination the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement in favor of the Company as would induce the Company to proceed with a transaction with Parent rather than consummation of an Acquisition Proposal made by a third party).

    Notwithstanding the foregoing, prior to or contemporaneous with any termination under Section 8.1(j) the Company must pay to Parent in immediately available funds the fees required to be paid pursuant to

  Section 8.3(c) hereof. In addition, the Company agrees that it shall not terminate this agreement pursuant to this Section 8.1(j) at any time prior to 180 days after the date of this Agreement nor at any time prior to five days after Parent's receipt of a the Company Superior Proposal Notice in respect of the Company Superior Proposal to be accepted.

    (k) by the Company, provided that neither it nor DEI is in breach of this Agreement, in the event that the Form S-4 Registration Statement has not been declared effective by the SEC on or prior to the day that is 60 calender days following the day, if any, Parent receives initial written comments from the SEC in respect of the disclosures set forth therein (tolled for any period of Federal government strike or extraordinary shutdown that affects the SEC);

    (l) by the Company, provided that neither it nor DEI is in breach of this Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against Parent preventing Parent from generally using or materially limiting the ability of Parent to generally use Intellectual Property that is both material to and necessary for the conduct of Parent's business as currently conducted (taken as a whole); or

    (m) by Parent, provided that it is not in breach of this Agreement, if there shall be in effect a preliminary injunction or permanent injunction issued by a court of competent jurisdiction against the Company preventing the Company from generally using or materially limiting the ability of the Company to generally use Intellectual Property that is both material to and necessary for the conduct of the Company's business as currently conducted (taken as a whole).

  Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 and subject to the payment of any amounts due under
Section 8.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Holding Company, Parent, Sub, DEI or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder (other than in the case of Parent, Section 3.17, for which Parent shall bear no liability) prior to its termination; provided further that the provisions of Sections 5.4, 5.5, 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Termination Fees.

  (a) If this Agreement is terminated by (i) the Company as a result of a breach of Section 4.2(b) by Parent, or (ii) by the Company pursuant to its rights under Section 8.1(g), or (iii) by Parent pursuant to its rights under
Section 8.1(h), Parent shall pay to the Company a fee of $17 million, plus the amount of any documented out-of-pocket expenses incurred by the Company and its Affiliates in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby (including fees of counsel and accountants) up to the date of such termination up to a maximum aggregate of $1.5 million (collectively, "Expenses") in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (b) If :

    (i) this Agreement is terminated by a party pursuant to Section 8.1(c) following a failure of the shareholders of Parent to grant the necessary approvals described in Section 5.2; and

    (ii) prior to such meeting of the shareholders of Parent (and following the date hereof), there shall have been publicly announced an Acquisition Proposal involving Parent (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the shareholders' meeting); and

    (iii) within 12 months of any such termination described in clause (b)(i) above, Parent becomes a majority-owned subsidiary of the offeror of such Acquisition Proposal or an Affiliate thereof or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof which would result in the acquisition of 50% or more of the voting power of Parent (a "Majority Acquisition Proposal");

    then Parent, upon the signing of a definitive agreement relating to such Majority Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition of the closing) of Parent becoming such a subsidiary or of such Majority Acquisition Proposal, shall pay to the Company a fee of $17 million plus Expenses, minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (c) If this Agreement is terminated by (i) Parent as a result of a breach of
Section 4.2(a) by the Company, or (ii) by Parent pursuant to its rights under
Section 8.1(i), or (iii) by the Company pursuant to its rights under Section 8.1(j), the Company shall pay to Parent a fee of $17 million, plus the amount of any documented out-of-pocket expenses incurred by Parent and its Affiliates in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby (including fees of counsel and accountants) up to the date of such termination up to a maximum aggregate of $1.5 million in cash minus any amounts as may have been previously paid by such party pursuant to this Section 8.3.

  (d) Expenses. The parties agree that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement. No termination by a party of this Agreement under this Article VIII shall be effective unless and until all fees required to be then paid by such party pursuant to Section 8.3 hereof shall have been received in immediately available funds by the other party. Notwithstanding anything to the contrary contained in this Section 8.3, if one party fails to pay to the other any fee due under Sections 8.3(a) or (b) or (c) within the time required under Section 8.1(h) or 8.1(j), if applicable, or within 5 business days of the event giving rise to the payment of such fees in all other cases, in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. from the date such fee was required to be paid. The fees and expenses set forth in this Section 8.3 shall not be the exclusive remedy available against any party that willfully breaches this Agreement.

  8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub, DEI and the Company.

  8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and DEI, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              General Provisions

  9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified or overnight mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

  (a) if to Holding Company, Parent or Sub, to:

    Infoseek
    1399 Moffett Park Drive
    Sunnyvale, CA 94089
    Attention: Harry M. Motro, President
              Andrew E. Newton, Esq.
    Telephone No: (408) 543-6000
    Facsimile No: (408) 734-9350

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304
    Attention: David J. Segre, Esq.
    Attention: Marty W. Korman, Esq.
    Telephone No.: (650) 493-9300
    Facsimile No.: (650) 493-6811

  (b) if to the Company, to

    Starwave, Inc.
    c/o DEI
    500 South Buena Vista Street
    Burbank, California 91521
    Attention: Lawrence J. Shapiro
    Telephone No.: (818) 560-4370
    Facsimile No.: (818) 563-4160

  (c) if to DEI, to:

    DEI
    500 South Buena Vista Street
    Burbank, CA 91521
    Attention: Lawrence J. Shapiro
    Telephone No.: (818) 560-4370
    Facsimile No.: (818) 563-4160

    with copies to:

    O'Melveny & Myers
    400 S. Hope Street
    Los Angeles, CA 90071-2899
    Attention: C. James Levin, Esq.
    Telephone No.: (213) 669-6578
    Facsimile No.: (213) 669-6407

    Dewey Ballantine LLP
    1775 Pennsylvania Avenue N.W.
    Washington, DC 20006
    Attention: Joseph M. Pari

  9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Transaction Agreements, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties and/or their Affiliates hereto referenced herein or entered into in connection herewith: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law) without the written consent of the other party. The obligations of the parties hereto shall be binding on the respective legal successor and assigns to the parties and the successors in interest of all or substantially all of the business of the respective parties.

  9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  9.9 Attorneys Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  IN WITNESS WHEREOF, Holding Company, Parent, the Company and DEI have caused this Agreement to be signed, all as of the date first written above.

Infoseek Corporation                      Starwave Corporation


          /s/ Harry M. Motro                        /s/ Kevin A. Mayer
By: _________________________________     By: _________________________________
  Name: Harry M. Motro                      Name: Kevin A. Mayer
  Title:President and Chief                 Title:Vice President
  Executive Officer



Infoseek Corporation                      Disney Enterprises, Inc.



          /s/ Harry M. Motro                         /s/ John R. Ball
By: _________________________________     By: _________________________________
  Name: Harry M. Motro                      Name: John R. Ball
  Title:President and Chief                 Title:Vice President
  Executive Officer




                 [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]